                                                                 Exhibit 2.1

                                 AGREEMENT OF MERGER

       This Agreement of Merger (the "AGREEMENT") is made and entered into as of July 15, 1998, by and among The Producers Entertainment Group Ltd., a Delaware corporation ("PARENT"), TPEG Merger Company, a California corporation ("MERGERCO"), MWI Distribution, Inc., a California corporation doing business as MediaWorks International (the "COMPANY") and Tom Daniels and Craig Sussman (each individually, a "STOCKHOLDER" and collectively, the "STOCKHOLDERS").

                                   R E C I T A L S

A. Parent owns of record and beneficially all of the issued and outstanding shares of capital stock of Merger Co and the Stockholders own of record and beneficially all of the issued and outstanding capital stock of the Company.

B. The Company and Parent jointly desire that Parent acquire all of the issued and outstanding stock of the Company. The parties have determined that the most expeditious manner of accomplishing such acquisition would be the merger of the Company with and into MergerCo (the "MERGER").

C. It is the intent of the Company and the Stockholders that this Merger qualify as a tax-free reorganization under the provisions of the Internal Revenue Code section 368(a)(2)(D).

                                  A G R E E M E N T

       NOW, THEREFORE, in consideration of the foregoing premises, and mutual covenants and agreements hereinafter set forth, the parties to this Agreement hereby agree as follows:

                                      ARTICLE 1.

                                     DEFINITIONS

       As used in this Agreement, terms defined in the preamble and recitals hereto shall have the respective meanings specified therein and the following terms shall have the meanings set forth below:

       1.1 "AFFILIATE" means, when used with reference to a specified Person, any Person that directly or indirectly through one or more intermediaries controls or is controlled by, or is under common control with, the specified Person. For purposes of the preceding sentence, the term "CONTROL" means the power, direct and indirect, to direct or cause the direction of the management and policies of a Person through voting securities, contract or otherwise.

       1.2 "AGREEMENT" means this Agreement of Merger including all Exhibits and Schedules hereto.

       1.3 "ANCILLARY AGREEMENTS" means the Agreement of Merger, the Escrow Instructions, the Tax Certificate, the Guaranty and the Employment Agreements.

       1.4 "CLOSING STOCK" shall mean that number of shares, up to a maximum of 1,203,704, of Parent Common Stock which is comprised of the maximum number of shares of Net Worth Stock and the maximum number of shares of Escrow Stock.

       1.5    "CODE" shall mean the Internal Revenue Code of 1986, as amended.

       1.6    "COMPANY" shall have the meaning set forth in the preamble hereto.

       1.7 "COMPANY STOCK" shall mean the common stock, no par value, of the Company.

       1.8 "CONTINGENT CONVERSION PRICE" shall mean, for any particular determination of the number of Contingent Shares constituting any particular Contingent Payment, the greater of: (i) the Parent Common Stock Average Price immediately prior to the end of the fiscal year relating to the particular Contingent Payment, or (ii) the Minimum Contingent Share Price.

       1.9 "CONTINGENT PAYMENTS" shall mean Contingent Payment No.1, Contingent Payment No. 2, Contingent Payment No. 3 and Contingent Payment No. 4, collectively.

       1.10   [INTENTIONALLY DELETED]

       1.11 "CONTINGENT SHARES" shall mean up to an aggregate of 1,375,662 shares of Series B Preferred Stock and Parent Common Stock the actual number of which shall be determined by dividing $3,250,000 by the Contingent Conversion Price.

       1.12 "DATE OF DETERMINATION" means any date on which the Stockholders become entitled to receive an Escrow Stock Payment.

       1.13 "ESCROW AGENT" shall mean that agent as designated in the Escrow Instructions.

       1.14 "ESCROW STOCK" shall mean a number of shares of Parent Common Stock as shall be determined by dividing (A) the product of (i) Net Distribution Fees Receivable multiplied by (ii) 2.75, by (B) the Minimum Share Price, up to a maximum of 439,815 shares of Parent Common Stock.

       1.15 "ESCROW STOCK PAYMENT" shall means any payment of shares of Escrow Stock pursuant to this Agreement and the Escrow Instructions.

       1.16 "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended.

       1.17   "GAAP" shall mean generally accepted accounting principles.

       1.18 "GCL" shall mean the General Corporation Law of the State of California.

       1.19 "LEGEND" shall mean any stock legends required by sections 417 and 418 of the GCL and the restrictive stock legend in substantially the following form:

              "THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAWS. THEY MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED."

       1.20 "MATERIAL ADVERSE EFFECT" means with respect to any Person and its Subsidiaries, an effect which is materially adverse to the business, properties, assets, revenues, operations, financial condition or results of operations of such Person and its Subsidiaries, taken as a whole.

       1.21   "MINIMUM CONTINGENT SHARE PRICE" shall mean $2.3625 per share.

       1.22   "MINIMUM SHARE PRICE" shall mean $2.70 per share.

       1.23 "NET DISTRIBUTION FEES RECEIVABLE" shall mean the aggregate dollar amount as determined on the Closing Date of: (A) the sum of all of the commissions and distribution fees due to the Company by third parties for broadcast, video, co-production and other sales and services, pursuant to an enforceable written agreement identified on SCHEDULE 1.23 hereto, and (B) the Pending Projects Value.

       1.24   "NET WORTH STOCK" shall mean 763,889 shares of Parent Common
Stock.

       1.25 "PARENT COMMON STOCK" shall mean the common stock, par value $0.001 per share, of Parent.

       1.26 "PARENT COMMON STOCK AVERAGE PRICE" shall mean the average of the closing bid and asked prices of Parent Common Stock on the Nasdaq SmallCap Market during a particular thirty (30) consecutive trading days period.

       1.27 "PENDING PROJECTS" shall mean all projects which the Company has identified in SCHEDULE 1.27 attached hereto so long as each such project is evidenced by an enforceable fully executed and delivered written agreement no later than September 30, 1998.

       1.28 "PENDING PROJECTS VALUE" shall mean the aggregate dollar amount, as determined on the Closing Date and set forth on SCHEDULE 1.28, of all of the commissions and distribution fees due to the Company by third parties for the Pending Projects.

       1.29 "PERSON" includes an individual, partnership, limited liability company, limited liability partnership, trust, estate, corporation, joint venture, unincorporated association, group (as defined in Sections 13(d)(3) or 14(d)(2)of the Exchange Act) government bureau or agency or other entity of whatsoever kind or nature.

       1.30 "PRE-TAX NET INCOME" shall be equal, subject to the provisions set forth on SCHEDULE 1.30, to: (i) pre-tax net income calculated according to GAAP; PLUS (ii) the dollar amount of bonuses to the Stockholders for such period which shall be added back in; MINUS (iii) the aggregate dollar amount of Escrow Stock received for such period (which aggregate dollar amount shall be equal to the product of the number of shares of Escrow Stock received by the Stockholders in such period MULTIPLIED by $0.9818). Pre-Tax Net Income shall be determined in the sole and absolute discretion of the Parent's independent auditors. Nothing herein shall affect the Stockholders' ability to challenge the independent auditor's determination. The Stockholders, in accordance with ordinary business practices, shall in their capacity as officers and directors of the Surviving Corporation, participate in, and be actively involved with assisting the auditors and the audit process.

       1.31   "SECURITIES ACT" means the Securities Act of 1933, as amended.

       1.32   "SEC" means the Securities and Exchange Commission.

       1.33 "SERIES B PREFERRED STOCK" shall mean up to a maximum of 1,375,662 shares of the preferred stock of Parent, par value $0.001 per share, designated "Series B Convertible Preferred Stock" which number is equal to $3,250,000 divided by the Minimum Contingent Share Price. However, the number of shares of Series B Convertible Preferred Stock shall be reduced and replaced with shares of Parent Common Stock so that in accordance with Section 2.5.4 below, the Stockholders receive up to 19.99% of all shares of Parent Common Stock issued and outstanding as of the Effective Time. Such Series B Preferred Stock shall have such rights, powers, privileges and preferences as set forth in the Certificate of Designations of the Series B Convertible Preferred Stock, a copy of which is attached hereto as EXHIBIT 1.33 and incorporated herein by this reference.

       1.34 "SUBSIDIARY" of any Person means any other Person, 10% or more of the equity securities of which are, at the time as of which such determination is being made, owned by the particular Person either directly or indirectly through one or more other Subsidiaries.

       1.35   [INTENTIONALLY DELETED]

       1.36   The following terms are defined in the following sections of this
Agreement:


       DEFINED TERM                                            WHERE FOUND
       -------------                                           ------------
       Acquisition Proposal                                    Section 6.7
       Additional Parent Common Stock                          Section 2.5.5
       Agreement of Merger                                     Section 2.3
       Applicable Conversion Price                             Section 9.1.5
       Arbitrator                                              Article 11
       Audited Financial Statements                            Section 9.10
       Benefit Plans                                           Section 4.12.1
       Business Plan                                           Section 9.3
       California Filings                                      Section 2.3
       California Secretary of State                           Section 2.3
       CERCLA                                                  Section 4.23
       Certificates                                            Section 2.8
       Change in Control                                       Exhibit 2.5.4(f)
       Claims                                                  Section 4A.2
       Closing                                                 Article 3
       Closing Date                                            Article 3
       Company                                                 Preamble
       Company Organizational Documents                        Section 4.1
       Constituent Corporations                                Section 2.1
       Damages                                                 Section 9.1.1
       Disclosure Schedule                                     Article 4
       Effective Time                                          Section 2.3
       Environmental Laws                                      Section 4.23
       ERISA, ERISA Affiliate                                  Section 4.12.1
       Escrow                                                  Section 7.7
       Escrow Instructions                                     Section 7.7
       Excess Variance                                         Section 9.10
       Executive Management Committee                          Section 9.2
       Hazardous Substances, Hazardous
         Wastes, Hazardous Materials,
         Pollutants, Solid Wastes,
         Contaminants and Toxic Substances                     Section 4.23
       Indemnified Liabilities                                 Section 9.1.5
       Indemnified Party                                       Section 9.1.1
       Indemnifying Party                                      Section 9.1.1
       JAMS                                                    Article 11

                                       5


       Investment Letter                                       Section 7.8
       Liabilities                                             Section 4.7
       Material Contracts                                      Section 4.11
       Maximum Consideration                                   Section 2.5
       Merger                                                  Section 2.1
       MergerCo                                                Preamble
       National Geographic Arbitration                         Section 2.5.6.3
       National Geographic Proceeds                            Section 2.5.6.3
       Notices                                                 Section 12.1
       Order                                                   Section 7.5
       Parent                                                  Preamble
       Parent Stock                                            Section 9.1.5
       Permits                                                 Section 4.23
       Permitted Variance                                      Section 9.10
       Plan                                                    Section 4.12.1
       Properties                                              Section 4.11
       Related Party                                           Section 4.15.1
       Significant Employee                                    Section 4.13.9
       Stockholder(s)                                          Preamble
       Surviving Corporation                                   Section 2.1
       Taxes, Tax Returns                                      Section 4.14.1
       Tax Certificate                                         Section 2.3
       Third Party Claim                                       Section 9.1.1
       Unaudited Financial Statements                          Section 4.6

                                      ARTICLE 2.
                                      THE MERGER

       2.1 THE MERGER. On the terms and subject to the conditions set forth in this Agreement, at the Effective Time, in accordance with this Agreement and the GCL, the Company shall merge with and into MergerCo, the separate existence of the Company shall cease and MergerCo shall continue as the surviving corporation. MergerCo, in its capacity as the entity surviving the Merger, is sometimes referred to herein as the "SURVIVING CORPORATION" and MergerCo and the Company are sometimes referred to collectively herein as the "CONSTITUENT CORPORATIONS."

       2.2 EFFECT OF THE MERGER. At the Effective Time, the identity and separate existence of the Company shall cease and the Surviving Corporation shall succeed, without other transfer, to all of the rights, privileges, immunities, powers, franchises and authority, whether of a public or private nature, and be subject to all restrictions, disabilities and duties, of each of the Constituent Corporations, and all the rights, privileges, immunities, powers, franchises and authority of each of the Constituent Corporations, and all assets and properties of every description, real, personal and mixed, and every interest therein, wherever located, and all debts, liabilities and other obligations belonging or due to either of the Constituent Corporations on whatever account, as well as stock subscriptions and all other things in action belonging or due to each of the Constituent Corporations, shall be vested in the Surviving Corporation, and all property rights, privileges, immunities, powers, franchises and authority, and all and every other interest, shall be thereafter as effectually the property of the Surviving Corporation as they were of the Constituent Corporations, and the title to any real estate or interest therein vested in either Constituent Corporation shall not revert or be in any way impaired by reason of the Merger but all rights of creditors and all liens upon any property of either of the Constituent Corporations shall be preserved unimpaired, and the Surviving Corporation shall be liable for the debts, liabilities and other obligations of each of the Constituent Corporations, and any claims existing or action or proceeding pending, by or against either of the Constituent Corporations may be prosecuted to judgment with right of appeal, as if the Merger had not taken place. Additionally, if and when the Closing occurs, at the Effective Time, the joint venture between the Parent and the Company shall terminate without any further action required by any of the parties thereto.

       2.3 FILINGS. On the Closing Date, MergerCo and the Company shall cause the Merger to be consummated by executing, delivering and filing with the Secretary of State of the State of California (the "CALIFORNIA SECRETARY OF STATE") the agreement of merger, substantially in the form attached hereto as
EXHIBIT 2.3 (the "AGREEMENT OF MERGER") and an appropriate tax clearance certificate of the California Franchise Tax Board (the "TAX CERTIFICATE") (the Agreement of Merger and the Tax Certificate are collectively referred to as the "CALIFORNIA FILINGS"). The Parties shall on the Closing Date file such other documents with the California Secretary of State as may be required by the provisions of the GCL and as are necessary to cause the Merger to become effective. The Merger shall become effective when the California Filings are so filed and approved by the California Secretary of State. The time at which the Merger becomes effective is herein referred to as the "EFFECTIVE TIME."

       2.4    CHARTER DOCUMENTS, BY-LAWS AND DIRECTORS.

              2.4.1 From and after the Effective Time, the Articles of Incorporation in the form attached hereto as EXHIBIT 2.4.1 shall be the Articles of Incorporation of the Surviving Corporation, and shall thereafter continue in effect until amended as provided therein and in accordance with the GCL.

              2.4.2 From and after the Effective Time, the By-Laws in the form attached hereto as EXHIBIT 2.4.2 shall be the By-Laws of the Surviving Corporation, and shall thereafter continue in effect until amended as provided therein and in accordance with the GCL.

              2.4.3 At the Effective Time, each of the members of the Board of Directors of the Company and its Subsidiaries shall resign and, concurrently with such resignation, persons designated by the Parent, as the sole shareholder of the Surviving Corporation, shall be appointed the directors and officers of the Surviving Corporation, and the Surviving Corporation's Subsidiaries, to serve in accordance with the by-laws of the Surviving Corporation, in the case of each such director or officer, until his successor is duly elected or appointed and qualified or until his earlier death, resignation or removal in accordance with the by-laws of the Surviving Corporation. Parent shall, at the Effective Time, appoint each of the Stockholders as a director of the Surviving Corporation. Parent shall use its best efforts to ensure that each Stockholder is elected as a director of the Surviving Corporation so long as he is employed by the Surviving Corporation.

       2.5 CONSIDERATION FOR MERGER. The maximum aggregate consideration to be paid by the Parent to the Stockholders for all of the outstanding shares of Company Stock shall not exceed the sum of (a) the maximum number of shares of Closing Stock PLUS (b) the maximum number of shares of Contingent Shares (the "MAXIMUM CONSIDERATION"), issuable as follows:

              2.5.1 NET WORTH STOCK AT CLOSING. At the Closing the Parent shall cause its transfer agent to issue and deliver to the Stockholders the Net Worth Stock.

              2.5.2  [INTENTIONALLY DELETED]

              2.5.3 ESCROW STOCK AT CLOSING. At the Closing, the Parent shall cause its transfer agent to issue in the name of the Stockholders and deliver to the Escrow Agent, pursuant to the terms of the Escrow Instructions, all 439,815 shares of the Escrow Stock. The Escrow Agent shall deliver the Escrow Stock in accordance with the terms of the Escrow Instructions.

              2.5.4  CONTINGENT STOCK PAYMENTS.

              (a) In addition to the payments described above, the Parent shall pay the Stockholders the Contingent Shares payable as follows:

                     2.5.4.1 A number of Contingent Shares determined by dividing Eight Hundred and Fifty Thousand Dollars ($850,000) by the Contingent Conversion Price ("CONTINGENT PAYMENT NO. 1") if the Surviving Corporation earns Pre-Tax Net Income of Seven Hundred and Fifty Thousand Dollars ($750,000) for the fiscal year ended June 30, 1999; and

                     2.5.4.2 A number of Contingent Shares determined by dividing One Million One Hundred and Fifty Thousand Dollars ($1,150,000) by the Contingent Conversion Price ("CONTINGENT PAYMENT NO. 2") if the Surviving Corporation earns Pre-Tax Net Income of Nine Hundred Thousand Dollars ($900,000) for the fiscal year ended June 30, 2000; and

                     2.5.4.3 The balance of the Contingent Shares ("CONTINGENT PAYMENT NO. 3") if the Surviving Corporation earns Pre-Tax Net Income of One Million One Hundred Thousand Dollars ($1,100,000) for the fiscal year ended June 30, 2001; and

                     2.5.4.4 Notwithstanding SECTION 2.5.4(c), any Contingent Shares that have not been delivered pursuant to SECTIONS 2.5.4.1,
2.5.4.2 and 2.5.4.3 ("CONTINGENT PAYMENT NO. 4") if the Surviving Corporation
(i) achieves an average Pre-Tax Net Income of Five Hundred Thousand Dollars ($500,000) for the fiscal years ended June 30, 1999, 2000 and 2001 and (ii) earns Pre-Tax Net Income of One Million Three Hundred and Twenty Five Thousand Dollars ($1,325,000) for the fiscal year ended June 30, 2002.

              (b) Notwithstanding anything to the contrary contained in this SECTION 2.5.4, the Stockholders shall receive their PRO RATA portion of the respective Contingent Shares in the applicable period so long as the actual Pre-Tax Net Income for such period is within seventy five percent (75%) of the projected amount. For example, if the Surviving Corporation achieves Pre-Tax Net Income of Seven Hundred and Twenty Thousand Dollars ($720,000) for the fiscal year ended June 30, 2000, the Stockholders will receive Contingent Shares equal to eighty percent (80%) of Contingent Payment No. 2. Furthermore, if the Surviving Corporation achieves Pre-Tax Net Income in excess of the agreed upon Pre-Tax Net Income, the Stockholders shall receive additional Contingent Shares equal to the percentage that actual Pre-Tax Net Income exceeds the agreed upon minimum amount; PROVIDED, HOWEVER, that the increase cannot exceed fifty percent (50%) of the specified maximum number of Contingent Shares for such contingent payment. Again, using Contingent Payment No. 2 as an example, if the actual Pre-Tax Net Income for the period is One Million and Eighty Thousand Dollars ($1,080,000), the Stockholders will receive Contingent Shares equal to one hundred and twenty percent (120%) of Contingent Payment No.2. For the periods of payment for Contingent Payment Nos. 2 and 3, the calculation of any excess payments shall be based upon a running average of the Pre-Tax Net Income amount. In addition, if for the period beginning July 1, 1998, through the end of fiscal year 2001 (the "Contingent Period"), the Surviving Corporation has achieved total Pre-Tax Net Income for the Contingent Period of not less than fifty percent (50%) of the aggregate targets for the fiscal years ended 1999, 2000 and 2000 combined (the "50% Target"), then the Stockholders shall receive a number of Contingent Shares equal to (i) the total maximum number of Contingent Shares MULTIPLIED BY (ii) the actual percentage of the 50% Target achieved during the Contingent Period. For example, if Pre-Tax Net Income during the Contingent Period equals 75% of the 50% Target, then the Stockholders shall receive 75% of the Contingent Shares not yet delivered.

              (c) If the Surviving Corporation fails to achieve the minimum projected Pre-Tax Net Income during any period, the portion of the respective Contingent Payment not used shall be added to the amount contingently payable in the next year.

              (d)    All Contingent Payments provided for pursuant to this
SECTION 2.5.4 shall be made by the Parent in Parent Common Stock until the issuance of one additional share of Parent Common Stock would require the authorization of a majority of the outstanding shares of Parent Common Stock as a result of Nasdaq Rule 4310(c)(25), and then in Series B Preferred Stock. As soon as, and in the event that, the holders of a majority of the outstanding shares of Parent Common Stock authorize the Merger and issuance of shares of Parent Common Stock in place of

Series B Preferred Stock, all shares of Parent stock delivered under this Agreement shall be Parent Common Stock, and all Series B Preferred Stock delivered shall be convertible into Parent Common Stock.

              (e) All Contingent Payments made hereunder shall be payable by the Parent within one hundred and twenty (120) days of the Parent's Fiscal year end.

              (f)    Notwithstanding anything to the contrary contained in this
SECTION 2.5.4, upon the occurrence of a "Change in Control" as defined in
EXHIBIT 2.5.4(f) attached hereto, any Contingent Shares that have not been delivered to the Stockholders shall immediately vest and be issued to the Stockholders.

              2.5.5 ADDITIONAL PARENT COMMON STOCK. Notwithstanding the Maximum Consideration, the Stockholders shall receive up to an additional One Hundred Nine Thousand Four Hundred and Twenty Eight (109,428) shares of Parent Common Stock (the "ADDITIONAL PARENT COMMON STOCK") if the Parent Common Stock Average Price never equals or exceeds Three Dollars and Eighty Cents ($3.80) per share between Closing and June 30, 1999. The number of shares of Additional Parent Common Stock to be issued shall be equal to 0.0908 MULTIPLIED BY the total number of shares Closing Stock.

       2.5.6  NATIONAL GEOGRAPHIC PROCEEDS.

              2.5.6.1 As soon as any National Geographic Proceeds (as defined below) are received they shall immediately be delivered or applied as follows, in the following order of priority: (1) to Parent for all legal fees, expenses and costs incurred or paid by Parent which are associated with the National Geographic Arbitration (defined below); (2) to the Stockholders, an amount equal to 50% of the legal fees, expenses and costs associated with the National Geographic Arbitration (defined below)which were actually paid by the Company prior to the Closing; (3) to the Stockholders, $200,000 of National Geographic Proceeds (one-half of such amount to each Stockholder);
(4) if all the Escrow Stock has not been delivered to the Stockholders, National Geographic Proceeds shall, pursuant to the Escrow Instructions, then be converted into Escrow Stock; and (5) any remaining National Geographic Proceeds ("REMAINING NATIONAL GEOGRAPHIC PROCEEDS") shall be converted into a number of Contingent Shares determined by dividing (i) the product of 1.18 and such Remaining National Geographic Proceeds, BY (ii) $2.3625. Such Contingent Shares shall promptly be delivered to the Stockholders in all events and regardless of Pre-Tax Net Income, SECTION 2.5.4(c) notwithstanding. Any delivery of Contingent Shares made pursuant to clause
(5) of this paragraph shall reduce the total number of Contingent Shares that are deliverable pursuant to SECTION 2.5.4, and any National Geographic Proceeds converted into Contingent Shares pursuant to clause (5) of this paragraph shall reduce the Pre-Tax Net Income levels required under SECTION 2.5.4(a), pro rata over the then remaining years identified in SECTION 2.5.4.

              2.5.6.2 Notwithstanding anything to the contrary in this Agreement or in the Escrow Instructions, if National Geographic Proceeds are converted into Escrow Stock and later there are Net Distribution Fees that, but for the conversion of the National Geographic Proceeds into Escrow Stock, would have been converted into Escrow Stock, the amount of such Net Distribution Fees shall be treated as National Geographic Proceeds and applied as contemplated by
SECTION 2.5.6.1. Any such Net Distribution Fees shall not, however, be converted into Contingent Stock pursuant to SECTION 2.5.4.

              2.5.6.3 As used in this Agreement, "NATIONAL GEOGRAPHIC PROCEEDS" means any award or other amount, net of contingent payments to third parties, received by any of the parties to this Agreement in connection with the National Geographic Arbitration; and "NATIONAL GEOGRAPHIC ARBITRATION" means the arbitration currently pending in Washington, D.C., between the Company and National Geographic.

              2.5.6.4 All shares of Parent Stock (as hereinafter defined) required to be delivered pursuant to this SECTION 2.5.6 shall be delivered to the Stockholders as soon as practicable after the National Geographic Proceeds attributable to such shares are received by any of the parties to this Agreement.

       2.6 CONVERSION OF COMPANY STOCK. At the Effective Time, by virtue of the Merger and without any further action on the part of the Company, the Stockholders, MergerCo, or Parent, each issued and outstanding share of Company Stock shall be canceled and converted into the right to receive the pro rata share of the Closing Stock, the Contingent Payments and the Additional Parent Common Stock.

       2.7 MERGERCO COMMON STOCK. The outstanding shares of MergerCo shall remain outstanding and are not affected by the Merger.

       2.8 DELIVERY OF CERTIFICATES. At the Closing the Stockholders shall be entitled to receive, upon surrender to the Parent or its representatives, of any and all certificates evidencing the Company Stock (the "CERTIFICATES") for cancellation, the aggregate Closing Stock in accordance with this Agreement and later, any Contingent Shares and/or any Additional Parent Common Stock that becomes payable in accordance to SECTIONS 2.5.4 or 2.5.5 above, which shall have the Legend, into which such Company Stock shall have been converted in the Merger. Upon the delivery and surrender of each Certificate by the Stockholders such Certificates shall forthwith be canceled. Until so surrendered, each Certificate shall be deemed for all corporate purposes to evidence only the right to receive upon such surrender the aggregate number of Closing Stock into which the Company Stock represented thereby is convertible.

       2.9 CLOSING OF TRANSFER BOOKS. At and after the Effective Time, transfers of the shares of Company Common Stock outstanding immediately prior to the Effective Time shall not be made on the stock transfer books of the Company.

       2.10 ADJUSTMENT FOR STOCK SPLIT, ETC. If at any time after the Closing the outstanding shares of Parent Common Stock or Series B Preferred Stock are changed into a different number of shares or a different class by reason of a stock split, reclassification, recapitalization, combination, exchange of shares or readjustment, or a stock dividend thereon is declared with a record date after the Closing, the number of shares of stock then or thereafter required to be delivered to the Stockholders pursuant to this Agreement shall be correspondingly and appropriately adjusted.


                                      ARTICLE 3.
                                     THE CLOSING

       The Closing of the Merger (the "CLOSING") shall, unless another date or place is agreed to in writing by the parties, take place at the offices of Troop Meisinger Steuber & Pasich, LLP, 10940 Wilshire Boulevard, Los Angeles, California 90024 (except for the filing of the Agreement of Merger, which shall take place in the office of the California Secretary of State) on the second business day following the satisfaction or waiver of all conditions precedent to the Merger or such other time as shall be mutually agreed to by the Company and Parent. The date of the Closing is referred to in this Agreement as the "CLOSING DATE."

                                      ARTICLE 4.
          REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE STOCKHOLDERS

       The Company represents and warrants, subject to those matters identified in the disclosure schedule attached hereto as SCHEDULE 4 (the "DISCLOSURE SCHEDULE"), to the Parent and MergerCo, which representations and warranties are, as of the Effective Date, true and correct, as set forth below. For purposes of this ARTICLE 4, the phrase "knowledge of the Company" or words of similar import shall mean the knowledge of the Stockholders after due inquiry.

       4.1 ORGANIZATION AND STANDING; CHARTER DOCUMENTS AND BY-LAWS. The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of California. The Company is qualified, licensed or domesticated as a foreign corporation and is in good standing in all jurisdictions where the character of its properties owned or held under lease or the nature of the business conducted by it make such qualification necessary except where the failure to be so qualified would not have a Material Adverse Effect. The Company has the requisite corporate power and corporate authority to own, lease and operate its properties and assets and to carry on its business in the manner and in the locations as presently conducted. The state of incorporation of the Company and each foreign jurisdiction in which it is qualified are set forth in SECTION 4.1 of the Disclosure Schedule. True and correct copies of the charter documents, by-laws and stock ledger of the Company (the "COMPANY ORGANIZATIONAL DOCUMENTS") have been delivered to Parent.

       4.2 AUTHORIZATION. The Company has the corporate power and authority to enter into this Agreement and each of the Ancillary Agreements and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and each of the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Company's Board of Directors and the Company's stockholders; no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance by the Company of this Agreement and each of the Ancillary Agreements. The execution, delivery and performance of this Agreement and each of the Ancillary Agreements by the Company will not conflict with or constitute a breach, violation or default under the Company's organizational documents, any statute, law or administrative regulation, or under any judgment, decree, order, writ, governmental permit or license, any Material Contract or any other agreement, lease, indenture or instrument to which the Company is a party or by which the Company is bound, which breach, violation or default would have a Material Adverse Effect on the Company. This Agreement and each of the Ancillary Agreements have been duly and validly executed and delivered by the Company and constitute the legal, valid and binding obligations of the Company enforceable in accordance with their terms except as enforcement may be limited by applicable bankruptcy, insolvency or similar laws affecting enforcement of creditors' rights generally.

       4.3 CAPITAL STOCK. The authorized capital stock of the Company consists of 50,000 shares of Common Stock, no par value, of which 20,000 shares are issued and outstanding and no shares are issued and held in the treasury of the Company. All of the Common Stock of the Company is owned by Tom Daniels (10,000 shares) and Craig Sussman (10,000 shares). As of the date hereof, the Company has no authorized class of capital stock other than the Company Stock. All of the issued and outstanding shares of Company Stock are duly authorized, validly issued, fully paid and are non-assessable and were not issued in violation of any preemptive rights or any Federal or state securities laws and all such outstanding shares of Company Stock are held of record and beneficially solely by the Stockholders. As of the date hereof, the Company has reserved no shares of Company Stock for issuance pursuant to any option, warrant, subscription or other similar agreement or commitment. As of the date hereof, the Company neither has nor is a party to any outstanding written or oral offers, subscriptions, options, warrants, rights or other agreements, obligations or commitments obligating the Company to issue or sell, or cause to be issued or sold, any shares of any class of capital stock of the Company (including Company Stock) or any securities or obligations convertible into or exchangeable for or giving any Person any right to acquire any shares of such capital stock, or obligating the Company to enter into any such agreement or commitment and no obligation or commitment to authorize for issuance any shares of any other class of capital stock.

       4.4 SUBSIDIARIES AND AFFILIATES AND OTHER NAMES. The Company does not have any Subsidiaries or own any equity interest or other securities or ownership interest in any entity. The Company (including any entity merged into or consolidated with the Company or a predecessor to the Company's business) has not been known as or used any name for itself or any of its operations other than the names MWI Distribution, Inc., MediaWorks, LLC and MediaWorks International, LLC.

       4.5 NO CONSENTS. To the knowledge of the Company, no consent, authorization, order or approval of, or filing with or registration with, any governmental authority, commission, board or other regulatory body of the United States or any state or political subdivision thereof, or any other Person, other than the California Filings, is required to be made or obtained by the Company for or in connection with the execution and delivery by the Company and the Stockholders of this Agreement and the Ancillary Agreements and the consummation by the Company and the Stockholders of the transactions contemplated hereby and thereby, the absence of which would have a Material Adverse Effect on the Company.

       4.6 FINANCIAL STATEMENTS. The books, accounts and records of the Company are, and have been, maintained in the Company's usual, regular and ordinary manner, in accordance with GAAP consistently applied. The financial information provided by the Company (the "UNAUDITED FINANCIAL STATEMENTS") and attached to this Agreement as EXHIBIT 4.6 is true and correct in all material respects. The Unaudited Financial Statements include a consolidated balance sheet, statements of earnings, stockholders' equity and cash flows for the period November 16, 1997 to March 31, 1998, consolidated balance sheets, accounts receivable aging, consolidated statements of earnings, stockholders' equity and cash flows for each year of the Company's existence, together with appended notes which are an integral part thereof. All of the Unaudited Financial Statements, including any appended notes which are an integral part of such statements, are prepared in conformity with GAAP applied on a consistent basis throughout the periods covered thereby, each balance sheet therein presenting fairly the consolidated financial position of the Company as at its respective date and each statement of earnings, stockholders' equity and cash flows presents fairly the consolidated results of operations, stockholders' equity and cash flows, respectively, of the Company for the period covered thereby.

       4.7 LIABILITIES. The Company, to its knowledge, does not have any obligations or liabilities (direct or indirect, matured or unmatured, absolute, accrued, contingent or otherwise) whether or not required by GAAP to be reflected or reserved against on a balance sheet ("LIABILITIES") other than Liabilities provided for or reserved against in the Unaudited Financial Statements or as disclosed in SECTION 4.7 of the Disclosure Schedule. None of the Liabilities described above relates to or has arisen out of a breach of contract, breach of warranty, tort or infringement by or against the Company or any claim or lawsuit involving the Company.

       4.8 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since the period ended March 31, 1998, the Company has conducted its business only in the ordinary and usual course consistent with past practice or as required for the consummation of the transactions contemplated by this Agreement, and since that date there has not been:

              4.8.1  any Material Adverse Effect on the Company;

              4.8.2 any change in accounting methods, principles and practices employed by the Company (other than the change from cash basis accounting to accrual basis);

              4.8.3 any casualty, damage, destruction or loss, or interruption of use of any asset or property (whether covered by insurance or not) in excess of $25,000 individually or in the aggregate;

              4.8.4 any declaration, payment or setting aside for payment of any dividends or other distribution on the Company Stock or purchase, exchange or redemption of any of the Company Stock;

              4.8.5 any grant to any officer or director of any increase in compensation in an amount in excess of $10,000 individually or $50,000 in the aggregate, excluding the Cash Bonus called for herein;

              4.8.6 any sale, assignment, lease, exchange, transfer or other disposition of any of its assets, contracts, licenses, or rights thereunder, or property, except for sales of inventory and cash applied in the payment of the Company's Liabilities, in each case in the usual and ordinary course of business in accordance with the Company's past practices;

              4.8.7 any write off of any material asset as unusable or obsolete or for any other reason;

              4.8.8 any material change in the conduct or nature of any aspect of the business of the Company;

              4.8.9 any capital expenditures in an amount which exceeds $20,000 in the aggregate;

              4.8.10 any discharge of any Liability except in the usual and ordinary course of business in accordance with past practices, or prepayment of any Liability which, in the aggregate, exceeds $50,000;

              4.8.11 any borrowing of any money other than in the ordinary course of business consistent with past custom and practice or issuance or sale of any bonds, debentures, notes or other corporate securities of any class, including without limitation, those evidencing borrowed money, or prepayment or acceleration of any payments under any of the foregoing, or otherwise making of any payments in respect thereof other than in accordance with regularly scheduled payments;

              4.8.12 any hiring or termination of any employee who has an annual salary in excess of $30,000;

              4.8.13 any payments or distributions to employees, officers or directors of the Company except such amounts as constitute currently effective compensation for services rendered, or reimbursement for reasonable, ordinary and necessary out-of-pocket business expenses;

              4.8.14 any payment or incurrence of any management or consulting fees, or engagement of any consultants;

              4.8.15 any issuance or sale of any securities of any class; or

              4.8.16 without limitation by the enumeration of any of the foregoing, the entry into any material transactions other than in the usual and ordinary course of business in accordance with past practices (the foregoing representation and warranty shall not be deemed to be breached by virtue of the entry by the Company or the Stockholders into this Agreement or their consummation of the transactions contemplated hereby).

       4.9 REAL PROPERTY. The Company does not own any real property. All real property which the Company holds under any lease is identified in SECTION
4.9 of the Disclosure Schedule. Such leases are in full force and effect; none of the leases has been modified or amended; no waiver, indulgence or postponement of the obligations of the Company thereunder has been granted by any lessor and there exists no violation thereof or event of default thereunder or event, occurrence, condition or act by the Company, or to the knowledge of the Company by any lessor, which, with the giving of notice or the lapse of time, would become a default under the terms and provisions of such leases. The Company has not subleased or agreed to sublease to anyone any real property owned or leased by it and has not assigned or agreed to assign to anyone other than Parent any such lease.

       4.10 TANGIBLE PERSONAL PROPERTY. The Company has good and marketable title to or a valid right to use all of its tangible personal property, free and clear of any and all Claims other than any Claim or Claims which alone or in the aggregate would not have a Material Adverse Effect on the Company. To the Company's knowledge, no unreleased mortgage, trust deed, chattel mortgage, security agreement, financing statement or other instrument encumbering any of the Company assets has been recorded, filed, executed or delivered.

       4.11 CONTRACTS. SCHEDULE 4.11 contains a true and complete list of all Material Contracts to which the Company is a party, by which it is bound, or with respect to which it is the issuer, beneficiary or recipient. To the Company's knowledge, all such Material Contracts are in full force and binding on the parties thereto and no default has occurred thereunder by the Company and no default has occurred thereunder by any other contracting party in each case which has given, or with the lapse of time or giving of notice, or both, would give any party the right to terminate such agreement or would result in the acceleration of any liability or monetary obligation or the imposition of any penalty, fine or forfeiture thereunder. All Material Contracts originally made in the name of either of MediaWorks; MediaWorks
International; MediaWorks International, LLC; MediaWorks, LLC; MWI
Distribution; MediaSat International; Craig Sussman; ShanLe Entertainment; or Tom Daniels, whether individually or any combination of the aforementioned, have been transferred to the Company and there are no such contracts remaining in the name of any of MediaWorks; MediaWorks International;
MediaWorks International, LLC; MediaWorks, LLC; MWI Distribution; MediaSat International; Craig Sussman; ShanLe Entertainment; or Tom Daniels, other than those contracts specifically identified in a separate section of
SCHEDULE 4.11 as having not been transferred to the Company. No event, occurrence or condition exists which, with the lapse of time, the giving of notice, or both, would become a default by the Company under any Material Contract or, to the knowledge of the Company, any other contracting party.
For purposes of this Agreement, "MATERIAL CONTRACTS" shall mean any oral or written: (a) employment, management, consulting and other contracts or agreements with any current or former officer, director, employee or consultant or with any entity in which any of the foregoing is an owner, officer, director, employee or consultant, except for any such agreements which are terminable at will, (b) contracts, agreements, understandings or commitments for the purchase or sale of any materials, products, services or supplies (i) calling for a purchase price or payment by the Company in any one year of more than $25,000 (or $50,000 in the aggregate, in the case of any related series of contracts or other commitments) or (ii) which are not one-time purchase orders and cannot be canceled or terminated by the Company without liability, premium or penalty on one month's or less notice, (c) leases, conditional sales contracts, licenses and other agreements under which the Company uses any tangible personal property (including without limitation all computer and peripheral and other related equipment and devices) to which there are remaining payment obligations which exceed
$10,000 in the aggregate, (d) contracts or arrangements with customers or suppliers for the sharing of fees, the rebating of charges or other similar arrangements, (e) contracts, commitments or options relating to either (i) the acquisition by the Company of any operating business or substantially all of the assets of a third party or (ii) the purchase or disposition of any tangible or intangible assets of the Company other than in the ordinary and usual course of business, (f) contracts containing covenants or restrictions limiting in any way the freedom of the Company to compete in any line of business or with any person or entity in any geographical area or for any period of time, (g) contracts or arrangements requiring the payment to any person of an override, commission, royalty or fee, (h) guarantees, performance bid or completion bonds, or other contracts of suretyship or indemnification, (i) trade secret, confidentiality or similar agreements, (j) joint venture, operating, shareholder and partnership agreements, (k) loan agreements, (l) notes, (m) security agreements, mortgages, debentures, indentures, factoring agreements or letters of credit, (n) sales representative, distribution, production, franchise, advertising and similar agreements, (o) license agreements, (p) service agreements affecting the Company's assets where the service charge is in excess of $50,000 in the aggregate or is not terminable on 30 days or less notice with a payment of no more than $5,000, and (q) contracts, agreements, understandings or commitments for, or in connection with, any and all television (series or movies), feature film, video or other entertainment related projects, either now existing, in production or in development, which are owned by, controlled by, under option to, or entitle the Company or either of the Stockholders, to any profit participation, equity interest, activity, credit, compensation or otherwise (the "PROPERTIES"), including, but not limited to, all film, television or video distribution rights of any kind and nature in and to the Properties.

       4.12 EMPLOYEE BENEFITS. The following representations, warranties and agreements relate to employee benefits and are made to the Company's knowledge:

              4.12.1 Neither the Company nor any affiliate of the Company as determined under Section 414(b), (c), (m) or (o) of the Code ("ERISA AFFILIATE") maintains, administers or contributes to, or has maintained, administered or contributed to, nor do the employees of the Company or any ERISA Affiliate receive or expect to receive as a condition of employment, benefits pursuant to any: employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) ("PLAN"); or bonus, deferred compensation, stock purchase, stock option, stock appreciation, severance plan, salary continuation, vacation, holiday, sick leave, fringe benefit, personnel policy, tool allowance, safety equipment allowance, incentive, insurance, welfare or similar plan, program, policy or arrangement ("BENEFIT PLAN") which could result in the MergerCo or the Company having any liabilities, whether direct or indirect, other than those Plans and Benefit Plans described in the Disclosure Schedule.

              4.12.2 All Plans and Benefit Plans comply with and are and have been operated in material compliance with each applicable provision of ERISA, the Code (other federal statutes, state law (including, without limitation, state insurance law) and the regulations and rules promulgated pursuant thereto or in connection therewith. Each Plan which is a group health plan (within the meaning of Section 5000(b)(1) of the Code) complies with and has been maintained and operated in accordance with each of the requirements of section 162(k) of the Code as in effect for years beginning prior to 1989, Section 4980B of the Code for years beginning after December 31, 1988 and Part 6 of Subtitle B of Title I of ERISA.

              4.12.3 Neither the Company nor any ERISA Affiliate has failed to make any contributions or to pay any amounts due and owing as required by the terms of any Plan, Benefit Plan, or ERISA or any other law applicable to any Plan or Benefit Plan.

              4.12.4 True and complete copies of each Plan and Benefit Plan, all written communications to employees regarding any Plan and Benefit Plan and each plan, agreement, instrument and commitment referred to herein and any related contracts, insurance policies or other agreements or documentation necessary or appropriate for the customary operation, amendment, modification or termination of any Plan or Benefit Plan, have been made available to the Parent and MergerCo, including a description of the material terms of any unwritten Plan or Benefit Plan. All of the foregoing are legally valid, binding, in full force and effect, and there are no defaults thereunder. With respect to each Plan and Benefit Plan, SECTION 4.12.4 of the

Disclosure Schedule sets forth the name and address of the administrator and the policy number and insurer under all insurance policies.

              4.12.5 Neither the Company nor any ERISA Affiliate maintains, administers or contributes to or has maintained, administered or contributed to within the six (6) preceding full calendar years any Plan subject to Title IV of ERISA or Section 412 of the Code or Part 3 of Title I(B) of ERISA.

              4.12.6 All contributions, payments and premiums, reimbursements, expenses and accruals with respect to all Plans and Benefit Plans for all periods prior to or as of the Closing Date have been funded in a funding vehicle separate from the assets of the Company or accrued on the Unaudited Financial Statements.

              4.12.7 Except as required by Section 4980B of the Code, neither the Company nor any ERISA Affiliate has promised any former employee or other individual not employed by the Company or any ERISA Affiliate, medical or other benefit coverage, and neither the Company nor any ERISA Affiliate maintains or contributes to any plan or arrangement providing medical benefits, life insurance or other welfare benefits to former employees, their spouses or dependents or any other individual not employed by the Company or any ERISA Affiliate except to the extent required by applicable law.

       4.13 COMPANY AND ITS SUBSIDIARY EMPLOYEES. With respect to employees of the Company:

              4.13.1 the Company is and has been in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, any such laws respecting employment discrimination, occupational safety and health, immigration status, and unfair labor practices; to the Company's knowledge, there are no pending or threatened unfair labor practice charges or employee grievance charges;

              4.13.2 there is no request for union representation, labor strike, dispute, slowdown or stoppage pending or threatened against or directly affecting the Company;

              4.13.3 no grievance or arbitration proceeding arising out of or under collective bargaining agreements is pending and no claims therefor exist before any governmental agency;

              4.13.4 to the Company's knowledge, the employment of the Company's employees is terminable at will without cost to the Company except for payments required under the Plans and the Benefit Plans and payment of accrued salaries or wages and vacation pay;

              4.13.5 there is no collective bargaining agreement which is binding on the Company or other written or oral agreement with respect to collective bargaining with any union or group of employees;

              4.13.6 the Company has not experienced any work stoppage since November, 1997;

              4.13.7 the Company is not delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them to the Closing Date or amounts required to be reimbursed to such employees;

              4.13.8 no employee or former employee has any right to be rehired by the Company prior to the Company's hiring a Person not previously employed by the Company;

              4.13.9 SECTION 4.13.9 of the Disclosure Schedule contains a true and complete list of all employees who are employed by the Company as of April 30, 1998, and such list correctly reflects their salaries, wages, other compensation (other than benefits under the Plans and the Benefit Plans), dates of employment and positions. The Company has not taken any actions which were calculated to dissuade any present employees, representatives or agents of the Company from commencing an association with the Parent or MergerCo after the Closing Date. The Company has no knowledge of any intention of a "Significant Employee" (as herein defined) or that such Significant Employee has terminated or intends to terminate his or her employment with the Company. As used herein "SIGNIFICANT EMPLOYEE" means the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, President, any Vice President, or any Manager of the Company.

       4.14 TAX AUDITS AND PAYMENT OF TAXES. The following representations, warranties and agreements are made with respect to tax matters:

              4.14.1 As used in this Agreement, the following terms shall have the following meanings: (A) "TAXES" shall mean all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, estimated, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto; and (B) "TAX RETURN(s)" shall mean all returns, declarations, reports, statements and other documents required to be filed in respect of Taxes, including Returns for estimated Taxes. All citations to the Code, or to the Treasury Regulations promulgated thereunder, shall include any amendments or any substitute or successor provisions thereto.

              4.14.2 Company has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all respects. All Taxes owed by the Company (whether or not shown on any Tax Return) have been paid. The Company currently is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no security interests on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax.

              4.14.3 The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

              4.14.4 No Stockholder or director or officer (or employee responsible for Tax matters) of the Company expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any tax liability of the Company either (A) claimed or raised by any authority in writing or (B) as to which any of the Stockholders and the directors and officers (and employees responsible for Tax matters) of the Company has knowledge based upon personal contact with any agent of such authority. SECTION 4.14 of the Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed with respect to the Company for taxable periods ended on or after December 31, 1996, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Stockholders have delivered to the Parent correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company since December 31, 1996.

              4.14.5 The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

              4.14.6 The Company has not filed a consent under Code Section 341(f) concerning collapsible corporations. The Company has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Section 280G. The Company is not and has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. The Company is not a party to any Tax allocation or sharing agreement. The Company (A) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return or (B) has any Liability for the Taxes of any Person (other than any of the Company) under Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

              4.14.7 SECTION 4.14 of the Disclosure Schedule sets forth the following information with respect to the Company as of the most recent practicable date (as well as on an estimated pro forma basis as of the Closing giving effect to the consummation of the transactions contemplated hereby): (A) the basis of the Company in its assets; and (B) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to the Company.

              4.14.8 The unpaid Taxes of the Company: (A) did not, as of the most recent fiscal month end, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns.

       4.15 PAYMENTS TO COMPANY EMPLOYEES. SECTION 4.15 of the Disclosure Schedule describes each:

              4.15.1 business relationship (excluding employee compensation paid in the ordinary course of business consistent with past practices and other ordinary incidents of employment existing on the date of this Agreement) between
(i) the Company and (ii) any present or former officer, director, stockholder or Affiliate of the Company, any present or former known spouse, sibling, ancestor or descendant of any of the aforementioned persons or any trust or other similar entity for the benefit of any of the forgoing persons (all such persons and trusts encompassed by this clause (ii) being sometimes referred to collectively herein as the "RELATED PARTIES" and individually as a "RELATED PARTY");

              4.15.2 transaction (excluding employee compensation paid in the ordinary course of business consistent with past practices and other ordinary incidents of employment) occurring between the Company and any Related Party; and

              4.15.3 amount owing by or to any of the Related Parties, respectively, to or from the Company as of the date of this Agreement. To the Company's knowledge, no property or interest in any property which relates to and is or will be necessary or useful in the present or currently contemplated future operation or the business of the Company is presently owned by or leased or licensed by or to any Related Party. On or prior to the Closing Date, all amounts due and owing to the Company by any of the Related Parties shall be paid in full. To the Company's knowledge, no Related Party has any interest, directly or indirectly, in any business, corporate or otherwise, which is in competition with the business of the Company.

       4.16 LITIGATION. Other than the National Geographic Arbitration as described more fully in SECTION 4.16 of the Disclosure Schedule, there is no litigation or proceeding pending before any court or administrative agency or, to the knowledge of the Company, threatened, in law or in equity, and there are no proceedings or governmental investigations pending or, to the knowledge of the Company, threatened against the Company, or any of their respective officers or directors, with respect to or affecting the properties, assets or operations of the Company, or related to the consummation of the transactions contemplated hereby. To the knowledge of the Company, there are no facts which, if known by a potential claimant or governmental authority, would be likely to give rise to a claim or proceedings which, if asserted or conducted with results unfavorable to the Company, would have a Material Adverse Effect on the Company or on the consummation of the transactions contemplated hereby. The Company is not a party to, or bound by, any decree, order or arbitration award (or agreement entered into in any administrative, judicial or arbitration proceeding with any governmental authority) with respect to or affecting its properties, assets or operations.

       4.17 INSURANCE. SECTION 4.17 of the Disclosure Schedule sets forth a true and correct list of all policies of insurance, including the types and coverage amounts thereof, owned by the Company or in which the Company is named as an insured party or beneficiary. True and correct copies of all such policies have been delivered to the Parent. All such policies are in full force and effect and the Company has not received any notice of cancellation of any such insurance policies. The Company has never been refused any insurance, nor has its coverage been limited, by any insurance carrier to which it has applied for insurance or with which it has carried insurance. The Company has not borrowed any money or otherwise received any loans against any such policies. The Company has never (i) made any accident, loss or other claims in excess of $5,000 under any of the insurance policies or (ii) been notified of any material premium increase with respect to any of the insurance policies.

       4.18 ACCOUNTS RECEIVABLE. The accounts receivable reflected in the Unaudited Financial Statements, and all accounts receivable arising since November 15, 1997, represent bona fide claims of the Company against debtors for sales, services performed or other charges arising on or before the date hereof and all the goods delivered and services performed which gave rise to said accounts were delivered or performed in accordance with the applicable orders, contracts or customer requirements. To the knowledge of the Company, accounts receivable are subject to no defenses, counterclaims or rights of set-off.

       4.19 LOANS AND ADVANCES. There are no outstanding loans or advances by the Company to any employees, former employees, officers, directors, security holders, consultants or agents of the Company, nor are there any outstanding loans or advances by any such persons to or for the benefit of the Company.

       4.20 SEVERANCE AND EMPLOYMENT AGREEMENTS. The Company is not a party to any agreement, and has no policy providing for severance or termination payments to, any officer, director, consultant or employee.

       4.21 COMPLIANCE WITH APPLICABLE LAW. To the Company's knowledge, its businesses are not being conducted in violation of any applicable law, ordinance, regulation, decree or order of any governmental entity, except for violations which either singly or in the aggregate do not and are not expected to have a Material Adverse Effect on the Company. The Company is not a party to or subject to any judgment, decree, or order entered in any suit or proceeding brought by any governmental agency or by any other Person, enjoining the Company with respect to any business practice, the acquisition of any property, or the conduct of business in any area.

       4.22 PERMITS. A true and correct copy of every material license, permit, registration and governmental approval, agreement and consent applied for, pending by, issued or given to the Company, and every agreement with governmental authorities (federal, state or local) entered into by the Company, which is in effect or has been applied for or is pending, exclusive of Environmental Permits (the "PERMITS"), has previously been furnished to the Parent or MergerCo. To the Company's knowledge, such Permits constitute all licenses, permits, registrations, approvals and agreements and consents which are required in order for the Company to conduct its business as presently conducted other than any license, permit, registration, approval agreement or consent which the failure to obtain would not have a Material Adverse Effect on the Company.

       4.23 ENVIRONMENTAL COMPLIANCE MATTERS. The business of the Company as conducted in the past did not and as currently being conducted is not in material violation of any applicable law, ordinance, rule, prohibition or regulation relating to air, water or noise pollution, or the production, storage, labeling or disposition of wastes or hazardous or toxic substances, or the health, safety or environmental conditions on, beneath or about any of the properties owned, used or leased by the Company or relating to the business of the Company (such laws, ordinances, rules, prohibitions and regulations being herein referred to as "ENVIRONMENTAL LAWS"). The Company has timely filed all material reports, obtained all material approvals and permits and generated and maintained all material data, documentation and records required under any applicable Environmental Laws. Neither the Company nor, to the knowledge of the Company, any other Person has placed, stored, buried, spilled or released, used, generated, manufactured, refined, processed, treated, dumped or disposed of any materials produced by, or resulting from, any business, commercial or industrial activities, operations or processes, including without limitation any materials which are "HAZARDOUS WASTES", "HAZARDOUS SUBSTANCES", "HAZARDOUS MATERIALS", "POLLUTANTS", "TOXIC SUBSTANCES", "SOLID WASTES" or "CONTAMINANTS" (as such terms are defined in any applicable Environmental Law, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as-amended ("CERCLA"), the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act and the Toxic Substances Control
Act), on, beneath or about, or transported any such materials to or from, any of the properties owned, used or leased by the Company in each case other than in material compliance with applicable Environmental Laws and in the ordinary course of the Company's business. The Company has not received any notice from any governmental agency or private or public entity advising it that it is or may be responsible, or potentially responsible, for costs with respect to a release, a threatened release or clean up of materials located in any property owned by the Company or produced by, or resulting from, any business, commercial or industrial activities, operations or processes of the Company, including without limitation, materials which are Hazardous Wastes, Hazardous Substances, Hazardous Materials, Pollutants, Toxic Substances, Solid Wastes or Contaminants.

       4.24 NO CHANGE OF CONTROL PROVISION. The Company is not a party or subject to any agreement, contract or other obligation which would require the making of any payment, other than payments as contemplated by this Agreement, to any employee of the Company or to any other Person as a result of the consummation of the transactions contemplated herein.

       4.25 BROKERS. Neither the Company nor any of the Stockholders dealt with any Person who is or may be entitled to a broker's commission, finder's fee, investment banker's fee or similar payment for arranging the transactions contemplated hereby or introducing the parties to each other.

       4.26 CONVERSION TERMS. The allocation of Closing Stock, the Contingent Payments and the Additional Parent Common Stock among the Stockholders, as determined pursuant to the provisions contained in ARTICLE 2 hereof and as set forth in SCHEDULE 4.26 attached hereto, is in accordance with this Agreement, the Company's organizational documents and all plans, agreements and other instruments and documents relating to the Company Stock or rights thereto.

       4.27 INFORMATION. All written information provided to the Parent or its agents by or on behalf of the Company or any respective representatives (including, without limitation, each representation and warranty of the Company set forth in this Agreement) is, and the Company covenants that any such information provided as of the Effective Date shall be, true and correct in all material respects and does not, or shall not, omit any material fact required to be included therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                                     ARTICLE 4A.

                  REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

       Each Stockholder, jointly and severally, represents and warrants to the Parent and MergerCo, which representations and warranties are, as of the Effective Date, true and correct, as set forth below.

       4A.1   Each Stockholder has the power and authority to enter into this
Agreement and to carry out their respective obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and each of the Stockholder Ancillary Agreements by such Stockholder will not conflict with or constitute a breach, violation or default under any statute, law or administrative regulation, or under any judgment, decree, order, writ, governmental permit or license, any Material Contract or any other agreement, lease, indenture or instrument to which such Stockholder is a party or by which such Stockholder is bound, which breach, violation or default would have a Material Adverse Effect on the Company.

       4A.2   All Company Stock owned by each Stockholder is owned by such
Stockholder free and clear of any lien, option, security interest, pledge or other encumbrance, proxy, voting trust, voting agreement, judgment, charge, escrow, right of first refusal or first offer, indenture, claim or transfer restriction, whether arising by agreement or operation of law ("CLAIMS").

       4A.3   Each  Stockholder does not own, directly or indirectly, any equity interest or other securities or ownership interest in any entity involved in a business related to or competitive in any way with the businesses of the Company, MergerCo or the Parent. Notwithstanding the preceding sentence, the foregoing shall not apply to a Stockholder's ownership of up to 10% of any entity related to or competitive in any way with the businesses of the Surviving Corporation or the Parent so long as such business has securities registered under the Securities Act which are listed on a national securities exchange or market.

       4A.4   Each Stockholder has not taken any actions which were calculated to dissuade any present employees, representatives or agents of the Company from commencing an association with the Parent or MergerCo after the Closing Date.


                                      ARTICLE 5.
              REPRESENTATIONS AND WARRANTIES OF THE PARENT AND MERGERCO

       The Parent and MergerCo, represent and warrant to the Company and the Stockholders, which representations and warranties are, as of the Effective Date, true and correct, as follows:

       5.1 ORGANIZATION AND STANDING Each of the Parent and MergerCo is a corporation duly incorporated and in good standing under the laws of the state of its incorporation. Each of the Parent and the MergerCo is qualified, licensed or domesticated as a foreign corporation and is in good standing in all jurisdictions where the character of its properties owned or held under lease or the nature of the business conducted by it make such qualification necessary except where the failure to be so qualified would not have a Material Adverse Effect. Each of the Parent and the MergerCo has the requisite corporate power and corporate authority to own, lease and operate its properties and assets and to carry on its business in the manner and in the locations as presently conducted.

       5.2 AUTHORIZATION. The Parent and MergerCo have the requisite corporate power and authority to enter into and carry out the terms and conditions of this Agreement and the Ancillary Agreements to which they are a party and to carry out their obligations hereunder and thereunder. The execution and delivery of this Agreement and each of the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Parent's and MergerCo's Board of Directors and no other corporate proceedings on the part of the Parent or MergerCo are necessary to authorize this Agreement and each of the Ancillary Agreements. This Agreement and each of the Ancillary Agreements have been duly executed and delivered by the Parent and MergerCo and constitute the legal, valid and binding obligations of the Parent and MergerCo, enforceable against the Parent and MergerCo in accordance with their respective terms, subject to the laws of bankruptcy, insolvency, or creditor rights and equitable remedies. The execution, delivery and performance of this Agreement and each of the Ancillary Agreements by Parent and MergerCo will not conflict with or constitute a breach, violation or default under Parent's or MergerCo's organizational documents, any statute, law or administrative regulation, or under any judgment, decree, order, writ, governmental permit or license, any material contract or any other agreement, lease, indenture or instrument to which Parent or MergerCo is a party or by which either of them is bound, which breach, violation or default would have a Material Adverse Effect on either Parent or MergerCo.

       5.3 VALIDITY OF MERGER SHARES. Upon delivery of the certificates for the Merger Shares pursuant to the terms of this Agreement, due countersignature of the certificates by Parent's transfer agent and delivery to the Stockholders receiving Merger Shares pursuant to this Agreement, the Merger Shares to be issued by the Company represented thereby will be duly authorized and validly issued, fully paid and nonassessable.

       5.4 SEC REPORTS. The Parent has heretofore furnished or made available to the Company its Annual Reports on Form 10-K for each fiscal year and all Quarterly Reports on Form 10-Q for each of the fiscal quarters, as filed with the SEC and any other reports or registration statements filed by the Parent with the SEC since September 1996. As of their respective dates, such reports and statements did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

       5.5 NO CONSENTS. No consent, authorization, order or approval of, or filing with or registration with, any governmental authority, commission, board or other regulatory body of the United States or any state or political subdivision thereof, or any other Person, is required to be made or obtained by Parent or MergerCo for or the execution and delivery by Parent and MergerCo, of this Agreement, the Ancillary Agreements and the Stockholder Ancillary Agreements and the consummation by Parent and MergerCo of the transactions contemplated hereby and thereby other than filings under the Securities Act, the Exchange Act, state blue sky laws and the filing of the California Filings.

       5.6 COMPLIANCE WITH APPLICABLE LAW. The businesses of Parent, its Subsidiaries and MergerCo are not being conducted in violation of any applicable law, ordinance, regulation, decree or order of any governmental entity, except for violations which either singly or in the aggregate do not and are not expected to have a Material Adverse Effect on Parent, its Subsidiaries or MergerCo. Neither Parent, its Subsidiaries nor MergerCo is a party to or subject to any judgment, decree, or order entered in any suit or proceeding brought by any governmental agency or by any other Person, enjoining Parent, its Subsidiaries or MergerCo with respect to any business practice, the acquisition of any property, or the conduct of business in any area.

       5.7 NO BROKERS. Neither the Parent nor MergerCo dealt with any Person who is or may be entitled to a broker's commission, finder's fee, investment banker's fee or similar payment for arranging the transactions contemplated hereby or introducing the parties to each other.

       5.8 INFORMATION. All written information provided to the Company or its agents by or on behalf of the Parent or any of its representatives (including, without limitation, each representation and warranty of the Parent set forth in this Agreement) is, and the Parent covenants that any such information provided hereafter shall be, true and correct in all material respects and does not, or shall not, omit any material fact required to be included therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; PROVIDED, HOWEVER, that no representation or warranty is made by the Parent as to any financial forecasts or projections previously furnished to the Company by the Parent, except that such financial forecast or projection has been prepared in good faith based on assumptions that are believed by the Parent to have been reasonable at the time or times made.

                                      ARTICLE 6.
                   PRE-MERGER COVENANTS OF THE PARENT, THE COMPANY,
                       THE PRINCIPAL STOCKHOLDERS AND MERGERCO

       Each of the Parent, the Company, the Principal Stockholders and MergerCo covenants and agrees with the others that:

       6.1 CONDUCT OF BUSINESS OF THE COMPANY. Prior to the Effective Time, except as contemplated by this Agreement, unless the other party has consented in writing thereto, the Company (i) shall conduct its operations according to its ordinary and usual course of business, (ii) shall use its reasonable efforts to preserve intact its respective business organizations and goodwill, keep available the services of its respective officers and employees and maintain satisfactory relationships with those persons having business relationships with it, (iii) shall not propose, adopt, or authorize any amendment to the Company's organizational documents except as provided for in this Agreement, (iv) shall promptly notify the Parent of any emergency or other material change in the Company's business, properties, assets or liabilities or in the operation of its properties and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) or the breach in any material respect of any representation or warranty contained herein, (v) shall not (A) authorize, issue, sell, pledge, encumber or agree to authorize, issue, sell, pledge or encumber any additional shares of its capital stock of any class or any other securities in respect of, in lieu of or in substitution of common stock outstanding as of the date hereof, (B) effect any stock split, combination, recapitalization or otherwise change its capitalization as it existed on the date hereof, (C) grant, confer or award any option, warrant, conversion right or other right not existing on the date hereof to acquire any shares of its capital stock of any class or any other securities in respect of, in lieu of or in substitution of common stock outstanding as of the date hereof, (D) redeem or otherwise acquire any of its outstanding equity securities or any outstanding options or rights to purchase any such equity securities or make any commitment to take such action, or, (E) declare, set aside or pay any dividend or distribution payable in cash, stock or property with respect to shares of its common stock or other securities, (vi) shall not knowingly authorize, recommend, or propose, or announce an intention to propose, any transaction, or enter into any agreement or arrangement with any other party, that could have a Material Adverse Effect on it, (vii) shall not (A) acquire any assets, other than in the ordinary course of business consistent with past practice, (B) dispose of or encumber any assets other than in the ordinary course of business consistent with past practice or relinquish, forfeit or waive any right under any agreement, license, lease, deed or other instrument that is material to its business or operations as presently conducted or proposed to be conducted, or (C) incur any indebtedness for borrowed money, or assume, guarantee or otherwise as an accommodation become responsible for, the obligations of any other Person, or enter into any other transaction other than in the ordinary course of business consistent with past practice, (viii) shall not adopt, or amend to increase materially compensation or benefits payable under, any collective bargaining, bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or consulting or other plan, agreement, trust, fund or arrangement for the benefit of employees except for normal increases consistent with past practice and the payment of cash bonuses to officers pursuant to and consistent with existing plans or programs, (ix) shall not enter into any transaction involving an obligation in excess of $25,000, except for obligations in connection with this Agreement and transactions disclosed in the Disclosure Schedule, and (x) shall not enter into any agreement, document or instrument which would constitute a Material Contract hereunder, except for obligations in connection with this Agreement and transactions disclosed in the Disclosure Schedule.

       6.2 INSPECTION OF RECORDS. From the date hereof to the Effective Time, the Company shall allow the duly authorized and appropriate officers, attorneys, accountants and other representatives of Parent access at all reasonable times and upon reasonable notice to the records and files, correspondence, audits and properties, as well as to all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to, the business and affairs of the Company.

       6.3 STOCKHOLDER APPROVAL. Each Stockholder covenants and agrees (i) to vote at the meeting of Company Stockholders or by written consent, as the case may be, to approve this Agreement, the Merger and the transactions contemplated hereby, (ii) that such Stockholder will not exercise, and hereby waives, his dissenter's rights under GCL with respect to any of his Company Stock, and (iii) such Stockholder will execute the Investment Letter referred to in SECTION 7.8 hereof.

       6.4    [INTENTIONALLY DELETED]

       6.5 FILINGS; OTHER ACTION. Subject to the terms and conditions herein provided, the Parent, the Company and MergerCo shall: (a) use all reasonable efforts to cooperate with one another in (i) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (ii) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations; and (b) use all reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purpose of this Agreement, the proper officers and directors of the Parent and the Stockholders shall take all such necessary action.

       6.6 PUBLICITY. Upon consummation of the Closing, Parent, the Company and MergerCo shall, subject to the Parent's legal obligations applicable to public companies, issue the press release attached hereto as EXHIBIT 6.6, which press release has been mutually agreed to by Parent, the Company and MergerCo.

       6.7 ACQUISITION PROPOSALS. Prior to the Effective Time, the Company agrees and each of the Stockholders jointly and severally agree (a) that neither the Company nor any of the Stockholders shall, and it shall direct and use its best efforts to cause its officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) with respect to a merger, acquisition, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, the Company (any such proposal or offer being hereinafter referred to as a "ACQUISITION PROPOSAL") or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; (b) that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing and will take the necessary steps to inform the individuals or entities referred to above of the obligations undertaken in this SECTION 6.7; and (c) that it will notify the Parent and MergerCo immediately if any such inquiries or proposals are received by, any such information is received from, or any such negotiations or discussions are sought to be initiated or continued with, it.

       6.8 DISCLOSURE SCHEDULE. The Disclosure Schedule attached to this Agreement contains the only conditions or exceptions to the representations and warranties, as set forth above, of the Company and the Stockholders.

       6.9 NO TRANSFER OF COMPANY STOCK. The Stockholders agree that, prior to the consummation of the Merger, they will not transfer in any way any of the Company Stock held by them or any interest therein.

       6.10 MERGER TAX MATTERS. The parties hereto agree that neither Parent, MergerCo, nor any of their respective subsidiaries, nor their officers, directors, agents, or representatives have made any representation or warranty with respect to the tax consequences of the Merger for the Company or the Stockholders.

       6.11 SELECTION OF ESCROW AGENT. The Escrow Agent (as defined in the Escrow Instructions) under the Escrow Instructions shall be such person as is selected by the Parent and approved by the Stockholders, which approval shall not be unreasonably withheld.

                                      ARTICLE 7.
                     CONDITIONS PRECEDENT TO MERGER OBLIGATION OF
                      THE COMPANY AND EACH OF THE STOCKHOLDERS.

       The obligation of the Company and the Stockholders to consummate the Merger and to execute and deliver the Ancillary Documents is subject to satisfaction and fulfillment of the following conditions:

       7.1 COMPLIANCE BY THE PARENT; REPRESENTATIONS AND WARRANTIES CORRECT. All of the terms and conditions of this Agreement and the Ancillary Agreements to be complied with and performed by the Parent and MergerCo at or before the Effective Time shall have been complied with and performed in all material respects, and the representations and warranties made by the Parent and MergerCo in this Agreement, the Ancillary Agreements shall be correct in all material respects at and as of the Effective Time with the same force and effect as though such representations and warranties had been made at and as of the Effective Time, except for changes contemplated or permitted in this Agreement and the Ancillary Agreements and changes in the ordinary and usual course of the Parent's business. The Parent and MergerCo shall have delivered to the Company a certificate, dated the Closing Date and signed on behalf of the Parent and MergerCo by each of its chief executive officer and its chief financial officer, certifying to the satisfaction and fulfillment of these conditions.

       7.2 GOVERNMENTAL AND REGULATORY CONSENTS. All filings required to be made prior to the Effective Time by Parent, MergerCo or the Company with, and all consents, approvals, orders, registrations and authorizations required to be obtained prior to the Effective Time by Parent, MergerCo or the Company from governmental and regulatory authorities in connection with the execution and delivery of this Agreement by Parent, MergerCo or the Company and the consummation of the transactions contemplated hereby by Parent, MergerCo and the Company shall have been made or obtained (as the case may be), except where the failure to have obtained or made such consent, filing, authorization, order, approval or registration would not have a Material Adverse Effect on Parent, MergerCo or the Company.

       7.3 CONSENTS. The Parent and MergerCo shall have obtained all consents, permits and approvals required as a condition to the lawful consummation of the Merger and of the transactions contemplated in this Agreement, or as necessary to avoid a breach of or default under any material agreement to which the Company, MergerCo, any of the Stockholders or the Parent is a party.

       7.4 BLUE SKY REQUIREMENTS. All permits, licenses, consents and approvals necessary under any state securities laws for the issuance of the Merger Shares shall have been issued or given, and no such permit, license, consent or approval shall have been revoked, canceled, terminated, suspended or made the subject of any "stop order" or proceeding therefor.

       7.5 LITIGATION. No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) (collectively, an "ORDER") which is in effect and makes illegal or prohibits consummation of the transactions contemplated by this Agreement; provided that the Company shall have used reasonable efforts to obtain the removal of any Order.

       7.6 NO MATERIAL ADVERSE CHANGES. There does not exist any circumstance and has not occurred any event which has had or could have a Material Adverse Effect on the Parent and its Subsidiaries.

       7.7 ESCROW OF MERGER CONSIDERATION. At or prior to the Effective Time, Parent shall have executed and delivered escrow instructions (the "ESCROW INSTRUCTIONS") in substantially the form attached as EXHIBIT 7.7 and shall have taken such other action as is necessary so that the Escrow Stock is or may be placed in an escrow (the "ESCROW") pursuant to the Escrow Instructions. The Escrow Stock placed in Escrow, subject to any claims asserted by the Parent under the Escrow Instructions, shall be released from Escrow pursuant to the terms of the Escrow Instructions.

       7.8 INVESTMENT LETTER. Prior to the Closing Date, Parent and the Company shall have received an investment letter (the "INVESTMENT LETTER") from each of the Stockholders receiving Merger Shares pursuant to this Agreement in the form attached hereto as EXHIBIT 7.8.

       7.9 EMPLOYMENT AGREEMENTS. The Surviving Corporation shall have executed and delivered the Employment Agreements with each of Tom Daniels and Craig Sussman in the forms attached hereto as EXHIBIT 7.9.

       7.10 DUE DILIGENCE. The Company shall have completed and approved to its sole satisfaction customary business and legal due diligence with respect to the Parent and its business.

       7.11 SURVIVING CORPORATION ORGANIZATION. The by-laws of the Surviving Corporation shall provide for a two person Compensation Committee and a two person Audit Committee, each of which shall be comprised of directors appointed by the Parent. The Stockholders shall each be elected to the Surviving Corporation's board of directors

                                      ARTICLE 8.
                      CONDITIONS PRECEDENT TO MERGER OBLIGATION
                              OF THE PARENT AND MERGERCO

       The obligation of the Parent and MergerCo to consummate the Merger and to execute and deliver the Ancillary Documents is subject to satisfaction and fulfillment of the following conditions:

       8.1 OPINION OF COUNSEL FOR THE COMPANY. The Parent shall have received an opinion of Wolf, Rifkin & Shapiro, counsel for the Company, dated the Effective Date, in form and substance reasonably satisfactory to the Parent and its counsel containing the opinions set forth in EXHIBIT 8.1, which opinion shall be accompanied with an Officer's Certificate executed by both Stockholders on behalf of the Company.

       8.2 COMPLIANCE BY THE COMPANY AND THE STOCKHOLDERS; REPRESENTATIONS AND WARRANTIES CORRECT. All of the terms and conditions of this Agreement and the Ancillary Agreements to be complied with and performed by the Company and each of the Stockholders at or before the Effective Time shall have been complied with and performed in all material respects, and the representations and warranties made by the Company and each of the Stockholders in this Agreement and the Ancillary Agreements shall be correct in all material respects at and as of the Effective Time with the same force and effect as though such representations and warranties had been made at and as of the Effective Time, except for changes contemplated or permitted in this Agreement and the Ancillary Agreements and changes in the ordinary and usual course of the Company's and its Subsidiaries' businesses. The Company and each Stockholder shall have delivered to the Parent and MergerCo a certificate, dated the Closing Date and signed on behalf of the Company by its chief executive officer and its chief financial officer, certifying to the satisfaction and fulfillment of these conditions.

       8.3 [INTENTIONALLY DELETED BASED UPON THE COMPANY'S REPRESENTATION THAT IT IS NOT A PARTY TO ANY WRITTEN LEASE FOR ANY REAL PROPERTY]

       8.4 DUE DILIGENCE. The Company has provided the Parent with all requested due diligence materials and Parent shall have completed and approved to its sole satisfaction customary business and legal due diligence with respect to the Company and its business.

       8.5 CONSENTS. The Company, MergerCo, the Stockholders and the Parent shall have obtained all consents, permits and approvals required, in the reasonable opinion of counsel for the Parent, as a condition to the lawful consummation of the Merger and of the transactions contemplated in this Agreement, or as necessary to avoid a breach of or default under any material agreement to which the Company, MergerCo, or the Parent is a party.

       8.6 BLUE SKY REQUIREMENTS. All permits, licenses, consents and approvals necessary under any state securities laws for the issuance of the Merger Shares shall have been issued or given, and no such permit, license, consent or approval shall have been revoked, canceled, terminated, suspended or made the subject of any "stop order" or proceeding therefor.

       8.7 ESCROW OF MERGER CONSIDERATION. At or prior to the Effective Time, the Company shall have executed and delivered the Escrow Instructions on behalf of the Stockholders in the form attached as EXHIBIT 7.7 and shall have taken such other action as is necessary so that the Escrow Stock is or may be placed in Escrow pursuant to the Escrow Instructions.

       8.8 STOCKHOLDERS OF THE COMPANY APPROVAL. Prior to the Effective Time, the Stockholders shall have approved the Merger in accordance with the California Law. Additionally, no Stockholders shall have validly exercised their appraisal rights under the GCL.

       8.9 PARENT BOARD OF DIRECTOR APPROVAL. Prior to the Effective Time, Parent's Board of Directors shall have approved the Merger in accordance with Delaware Law.

       8.10 RESIGNATION OF COMPANY OFFICERS AND DIRECTORS. Prior to the Effective Time, each of the members of the Board of Directors of the Company and each of the officers of the Company, other than Daniels and Sussman, shall have executed letters of resignation.

       8.11 COMPANY AFFILIATE'S LETTERS. All of the Company Affiliates (any Stockholders who are Company Affiliates hereby agreeing to do so) shall have executed and delivered to the Parent the Company Affiliate's Letter in the form as attached hereto as EXHIBIT 8.11.

       8.12 INVESTMENT LETTER. Prior to the Closing Date, Parent and the Company shall have received Investment Letters from all Stockholders.

       8.13 NO ADVERSE CHANGES. As of the Closing, there does not exist any circumstance and has not occurred any event which has had a Material Adverse Effect on the Company.

       8.14 CONTRACTS. The Company shall have executed agreements and or written memorandums of understanding with each of Sony, BMG and National Geographic, the terms and conditions of which are acceptable to Parent. In addition, the Company shall have in place, as of the Closing Date, enforceable written agreements for revenues, including distribution fees and commissions, to be earned within two years from the Closing Date of not less than $2,000,000 from available projects and/or product, as determined in accordance with GAAP. Goodwill and amortization shall be subject to the approval of Parent's financial advisors.

                                      ARTICLE 9.
                                POST-CLOSING COVENANTS

       9.1    INDEMNIFICATION.

              9.1.1 GENERAL. From and after the Effective Time, the parties shall indemnify each other as provided in this SECTION 9.1. As used in this Agreement, (a) the term "DAMAGES" shall mean all liabilities, demands, claims, actions or causes of action, regulatory, legislative or judicial proceedings or investigations, assessments, levies, losses, fines, penalties, damages, costs and expenses, including without limitation reasonable attorneys', accountants', investigators', and experts' fees and expenses, sustained or incurred in connection with the defense or investigation of any claim; (b) the term "INDEMNIFIED PARTY" shall mean a party who is entitled to indemnification from a party hereto pursuant to this SECTION 9.1; (c) the term "INDEMNIFYING PARTY" shall mean a party hereto who is required to provide indemnification under this
ARTICLE 9 to another party; and (d) the term "THIRD PARTY CLAIM" shall mean any claim, action, suit, proceeding, investigation or like matter which is asserted or threatened by a party other than the parties hereto, their successors and permitted assigns, against any Indemnified Party or to which any Indemnified Party is subject.

              9.1.2 THE COMPANY INDEMNIFICATION OBLIGATIONS. The Company shall indemnify, save and keep the Parent, MergerCo, its officers, directors, employees, partners and stockholders (each a "PARENT INDEMNITEE" and collectively, the "PARENT INDEMNITEES") harmless against and from all Damages sustained or incurred by any Parent Indemnitee, as a result of or arising out of or by virtue of:

              (a) any inaccuracy in or breach of any representation and warranty made by the Company to the Parent or MergerCo herein or in any of the Ancillary Agreements delivered to the Parent or MergerCo in connection herewith; and

              (b) the breach by the Company of, or failure of the Company to comply with, any of the covenants or obligations under this Agreement or any of the Ancillary Agreements to be performed by the Company (including, without limitation, their obligations under this SECTION 9.1).

              9.1.3 EACH STOCKHOLDER'S INDEMNIFICATION OBLIGATIONS. Each Stockholder shall indemnify, individually but not jointly, and save and keep the Parent Indemnitees harmless against and from all Damages sustained or incurred by any Parent Indemnitee, as a result of or arising out of or by virtue of:

              (a) any inaccuracy in or breach of any representation and warranty made by such Stockholder to the Parent or MergerCo in this Agreement; and

              (b) the breach by such Stockholder of, or failure of such Stockholder to comply with, any of the covenants or obligations under this Agreement.

              9.1.4 THE PARENT INDEMNIFICATION OBLIGATIONS TO THE STOCKHOLDERS. The Parent shall indemnify, save and keep the Stockholders and their spouses, heirs, successors and permitted assigns (individually a "COMPANY INDEMNITEE" and collectively, the "COMPANY INDEMNITEES") harmless against and from all Damages sustained or incurred by any Company Indemnitee as a result of or arising out of or by virtue of:

              (a) any inaccuracy in or breach of any representation and warranty made by the Parent or MergerCo to the Stockholders herein or in any Ancillary Agreements or Stockholder Ancillary Agreements delivered to the Stockholders in connection herewith;

              (b) any breach by the Parent or MergerCo of, or failure by the Parent or MergerCo to comply with, any of the covenants or obligations under this Agreement or any of the Ancillary Agreements to be performed by the Parent or MergerCo (including without limitation its obligations under this SECTION 9.1); or

              (c) the operation of the business of the Company or any of its Subsidiaries from and after the Effective Time but only to the extent such Damages are not proximately caused by any of the events described in SECTIONS 9.1.2(a) or (b) or SECTIONS 9.1.3(a) or (b).

              9.1.5  LIMITATION ON INDEMNIFICATION OBLIGATIONS.

              (a) The Company's, each Stockholder's and the Parent's obligations pursuant to SECTIONS 9.1.2, 9.1.3 and 9.1.4, respectively, are subject to the following limitations. No Indemnified Party shall be entitled to recover under this SECTION 9.1 other than with respect to the Special Provisions unless the Indemnified Party has asserted a claim by written notice, setting forth the basis for such claim (a "NOTICE OF LOSS"), delivered to the Indemnifying Party on or prior to the date (the "APPLICABLE DATE") as is the earlier to occur of (i) the date of issuance of the first independent audit report of Parent which includes any period ending after the Effective Time or
(ii) the first anniversary of the Closing Date. The Special Provisions shall mean the provisions of SECTIONS 4.1, 4.2, 4A.1, 4A.2, 5.1, 5.2, 9.1.5(b) and 9.2.

              (b) In addition to the limitations set forth in SECTION 9.1.5(a), the Company and each of the Stockholder's obligations pursuant to Sections 9.1.2 and 9.1.3 are subject to the following limitations:

                     (i) Notwithstanding anything to the contrary in this Agreement, all Damages for which the Company or either or both of the Stockholders is or are responsible pursuant to SECTION 9.1.2 or SECTION 9.1.3 (collectively "INDEMNIFIED LIABILITIES") shall be deemed to have been satisfied in full, and the Company and the Stockholders shall be forever discharged and forever released from any obligation any of them may have with regard to such Indemnified Liabilities, if one or both of the Stockholders tenders or tender shares of Parent Common Stock or Series B Preferred Stock (collectively referred to as "PARENT STOCK") in the manner provided in this paragraph. The Stockholders may so satisfy their obligations with regard to Indemnified Liabilities by tendering Parent Stock to the Indemnified Party equal in value to the Indemnified Liabilities. For purposes of this paragraph only, each share of the Parent Stock so tendered shall be valued at the higher of (A) the Applicable Conversion Price (as defined below) and (B) the average bid and asked prices of Parent Common Stock on the date the Company's and the Stockholders' responsibility for the particular Indemnified Liabilities is determined.

                     (ii) As used in this Agreement, "APPLICABLE CONVERSION PRICE" means (A) with respect to each share of Closing Stock and Additional Parent Common Stock, the Minimum Share Price, and (B) with respect to each Contingent Share, the Contingent Conversion Price that was applied to such share under SECTION 2.5.4 in determining the number of Contingent Shares required to be delivered to the Stockholders pursuant to that section; PROVIDED, HOWEVER, that the Applicable Conversion Price shall in all events be adjusted for any stock split or other event contemplated by SECTION 2.10.

              (c) Notwithstanding anything to the contrary herein contained, the limitations contained in SECTION 9.1.5(a) and (b) shall not apply to any claim for Damages to the extent it arises out of fraud or intentional misrepresentation or omission, provided that nothing herein shall be deemed to extend the applicable statute of limitations.

              9.1.6 THIRD PARTY CLAIMS OTHER THAN TAXES. Forthwith following the receipt of notice of a Third Party Claim (other than a Third Party Claim with respect to Taxes), the party receiving the notice of the Third Party Claim shall (i) notify the other party of its existence setting forth with reasonable specificity the facts and circumstances of which such party has received notice and (ii) if the party giving such notice is an Indemnified Party, specifying the basis hereunder upon which the Indemnified Party's claim for indemnification is asserted. The Indemnified Party shall, upon reasonable notice, tender the defense of a Third Party Claim to the Indemnifying Party. If:

              (a) the defense of a Third Party Claim so tendered is accepted without qualification (or reservation of rights) by the Indemnifying Party within thirty (30) days after such tender; or

              (b) within thirty (30) days after the date on which written notice of a Third Party Claim has been given pursuant to this SECTION 9.1.6, the Indemnifying Party shall acknowledge in writing to the Indemnified Party and without qualification (or reservation of rights) its indemnification obligations as provided in this SECTION 9.1.6; or

              (c) the defense of a Third Party Claim is accepted by the Indemnifying Parties pursuant to SECTION 9.1.6(a) or (b) above, then, except as hereinafter provided, the Indemnified Party shall not, and the Indemnifying Party shall, have the right to contest, defend, litigate or settle such Third Party Claim. The Indemnified Party shall have the right to be represented by counsel at its own expense in any such contest, defense, litigation or settlement conducted by the Indemnifying Party; provided that the Indemnified Party shall be entitled to reimbursement therefor if the Indemnifying Party shall lose its right to contest, defend, litigate and settle the Third Party Claim as herein provided. The Indemnifying Party shall lose its right to defend and settle the Third Party Claim if it shall fail to diligently contest the Third Party Claim. So long as the Indemnifying Party has not lost its right and/or obligation to contest, defend, litigate and settle as herein provided, the Indemnifying Party shall have the exclusive right to contest, defend and litigate the Third Party Claim and shall have the exclusive right, in its discretion exercised in good faith, and upon the advice of counsel, to settle any such matter, either before or after the initiation of litigation, at such time and upon such terms as it deems fair and reasonable, provided that at least ten (10) days prior to any such settlement, written notice of its intention to settle shall be given to the Indemnified Party. All expenses (including without limitation attorneys' fees) incurred by the Indemnifying Party in connection with the foregoing shall be paid by the Indemnifying Party. Notwithstanding the foregoing, in connection with any settlement negotiated by an Indemnifying Party, no Indemnified Party shall be required by an Indemnifying Party to (x) enter into any settlement that does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnified Party of a release from all liability in respect of such claim or litigation, (y) enter into any settlement that attributes by its terms liability to the Indemnified Party or
(z) consent to the entry of any judgment that does not include as a term thereof a full dismissal of the litigation or proceeding with prejudice. No failure by an Indemnifying Party to acknowledge in writing its indemnification obligations under this SECTION 9.1.6 shall relieve it of such obligations to the extent they exist. If an Indemnified Party is entitled to indemnification against a Third Party Claim, and the Indemnifying Party fails to accept a tender of, or assume, the defense of a Third Party Claim pursuant to this SECTION 9.1.6 or if, in accordance with the foregoing, the Indemnifying Party shall lose its right to contest, defend, litigate and settle such a Third Party Claim, the Indemnified Party shall have the right, without prejudice to its right of indemnification hereunder, in its discretion exercised in good faith and upon the advice of counsel to contest, defend and litigate such Third Party Claim, and may settle such Third Party Claim, either before or after the initiation of litigation, at such time and upon such terms as the Indemnified Party deems fair and reasonable, provided that at least ten (10) days prior to any such settlement, written notice of its intention to settle is given to the Indemnifying Party. If, pursuant to this SECTION 9.1.6, the Indemnified Party so contests, defends, litigates or settles a Third Party Claim, for which it is entitled to indemnification hereunder as hereinabove provided, the Indemnified Party shall be reimbursed by the Indemnifying Party for the reasonable attorneys' fees and other expenses of defending, contesting, litigating and/or settling the Third Party Claim which are incurred from time to time, forthwith following the presentation to the Indemnifying Party of itemized bills for said attorneys' fees and other expenses.

              9.1.7 CLAIMS INVOLVING TAXES. In the case of any proposed or actual assessment of Tax liabilities for which a Parent Indemnitee is entitled to indemnification from the Company as provided herein, Parent shall give notice to the Stockholders, and shall contest such proposed or actual assessment in the manner reasonably directed by the Stockholders (in consultation with the Parent) through the administrative review or appeal procedures available under the relevant Tax laws and regulations. The Stockholders shall bear all costs and expenses relating to any action requested by the Stockholders to be taken by Parent under this SECTION 9.1.7. If the pursuit of such administrative remedies by the Parent is unsuccessful, Parent shall be entitled to indemnification for the Tax (and any penalties and interest) pursuant to SECTION 9.1 hereof; PROVIDED HOWEVER, that if within ten (10) days of receipt from the Parent of notice of its intention to do so, the Stockholders shall notify the Parent of their desire to contest the proposed or assessed Tax deficiency in the courts, they shall be entitled to do so at their expense provided the Stockholders pay the deficiency and any penalties and interest if required in order to seek judicial relief. The Parent shall cooperate with the Company for such purposes but shall be entitled to reimbursement for any out-of-pocket expenses incurred by the Parent in doing so. For purposes of this SECTION 9.1.7, the Stockholders shall select a representative to act on their behalf who shall serve as a liaison between Parent and the Stockholders with respect to all matters arising under or related to this SECTION 9.1.7.

              9.1.8 COOPERATION. Subject to the provisions of SECTION 9.1.7, the Indemnified Party shall have the right, at its own expense, to participate in the defense of any Third Party Claim, and if said right is exercised, the parties shall cooperate in the investigation and defense of said Third Party Claim.

              9.1.9 SUBROGATION. The Indemnifying Party shall not be entitled to require that any action be brought against any other Person before action is brought against it hereunder by the Indemnified Party and shall not be subrogated to any right of action until it has paid in full or successfully settled or defended against the Third Party Claim for which indemnification is sought.

              9.1.10 INDEMNIFICATION NET OF BENEFITS. The amount of any recovery by an Indemnified Party pursuant to this SECTION 9.1 shall be net of any insurance benefits actually received by such Indemnified Party (but not to the extent such benefits are repaid through retrospective premium adjustments or otherwise) or any foreign federal, state and/or local tax benefits actually received by such Indemnified Party as a result of the state of facts which entitled the Indemnified Party to recover from the Indemnifying Party pursuant to this SECTION 9.1. Notwithstanding the foregoing, any increase or decrease in the basis of any assets or stock of the Parent or any of its Subsidiaries shall not be considered to give rise to a tax benefit for purposes of this SECTION 9.1.10.

              9.1.11 PAYMENT OF INDEMNIFICATION. Except for Damages arising out of fraud or intentional misrepresentation, all other Damages that are covered under this SECTION 9.1 may be satisfied by delivering to the Indemnified Party that number of shares of Parent Common Stock equal to the quotient of the dollar amount of the Damages divided by the Parent Common Stock Average Price as of the determination of the amount of Damages.

              9.1.12 LIMITS ON INDEMNIFICATION. Except for Damages arising out of fraud or intentional misrepresentation, the total dollar amount of indemnification available hereunder shall be limited to the aggregate value of the Parent Common Stock paid hereunder, which value shall be equal to the sum of the dollar valuation of the Parent Common Stock on the such dates as it becomes payable to the Stockholders hereunder based upon the Parent Common Stock Average Price as of such dates.

       9.2 PARENT BOARD OF DIRECTORS AND EXECUTIVE MANAGEMENT COMMITTEE. The Parent covenants to use its best efforts to ensure that one position on Parent's Board of Directors is filled by a Stockholder no later than July 15, 1998. The Parent further covenants to create an "EXECUTIVE MANAGEMENT COMMITTEE" comprised of five members, at least one of which shall be a Stockholder. This Executive Management Committee shall have the power and authority to review the business of the Parent and its subsidiaries and to present recommendations to the Board of Directors of the Parent.

       9.3 BUSINESS PLAN. No later than sixty (60) days after the Closing Date, Stockholders, with the assistance of Parent's representatives, shall prepare, finalize and approve a business plan (the "BUSINESS PLAN") for the Surviving Corporation which Business Plan shall be presented to the Board of Directors of Parent for the Board's comments and subject to the Board's ultimate final approval. The Business Plan shall charge Daniels and Sussman with the responsibility with meeting the goals set forth therein. Additionally, Daniels and Sussman shall be empowered, pursuant to the Business Plan, with the decision making authority and control over the day to day operations of the Surviving Company. The Business Plan shall include an identification of costs and corporate administrative charges for which the Surviving Corporation shall be responsible. Among other things, the Business Plan shall address the Surviving Corporation's working capital needs. Upon completion and approval, the Business Plan shall be attached hereto as EXHIBIT 9.3. Parent shall act in good faith in connection with the goals set forth in the Business Plan; Parent shall permit the Stockholders to act in accordance with the terms and goals of the Business Plan in their pursuit of accomplishing the Pre-Tax Net Income targets of the Surviving Corporation.

       9.4 TAX MATTERS. The following provisions shall govern the allocation of responsibility as between Parent and Stockholders for certain tax matters following the Closing Date:

              9.4.1 TAX PERIODS ENDING ON OR BEFORE THE CLOSING DATE. Parent shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company for all periods ending on or prior to the Closing Date which are filed after the Closing Date. Parent shall permit Company to review and comment on each such Tax Return described in the preceding sentence prior to filing. Stockholders shall reimburse Parent for Taxes of the Company with respect to such periods within fifteen (15) days after payment by Parent or the Company of such Taxes.

              9.4.2 TAX PERIODS BEGINNING BEFORE AND ENDING AFTER THE CLOSING DATE. Parent shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Company for Tax periods which begin before the Closing Date and end after the Closing Date. Stockholders shall pay to Parent within fifteen (15) days after the date on which Taxes are paid with respect to such periods an amount equal to the portion of such Taxes which relates to the portion of such Taxable period ending on the Closing Date to the extent such Taxes are not reflected in the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Closing Balance Sheet. For purposes of this SECTION 9.4.2, in the case of any Taxes that are imposed on a periodic basis and are payable for a Taxable period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such Taxable period ending on the Closing Date shall (x) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in the entire Taxable period, and (y) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant Taxable period ended on the Closing Date. Any credits relating to a Taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant Taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Company.

              9.4.3  COOPERATION ON TAX MATTERS.

                     (a) Parent, the Company and Stockholders shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this SECTION 9.4 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.
The Company and Stockholders agree (A) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Parent or Stockholders, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Company or Stockholders, as the case may be, shall allow the other party to take possession of such books and records.

                     (b) Parent and Stockholders further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

                     (c) Parent and Stockholders further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to Section 6043 of the Code and all Treasury Department Regulations promulgated thereunder.

              9.4.4 TAX SHARING AGREEMENTS. All tax sharing agreements or similar agreements with respect to or involving the Company shall be terminated as of the Closing Date and, after the Closing Date, the Company shall not be bound thereby or have any liability thereunder.

              9.4.5 CERTAIN TAXES. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid by Stockholders when due, and Stockholders will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, Parent will, and will cause its affiliates to, join in the execution of any such Tax Returns and other documentation. Notwithstanding the immediately preceding sentence, Parent shall be responsible for the transfer agent fees and similar fees, if any, but excluding any applicable Taxes, if any, which fees are specifically related to the issuance of Parent Stock to the Stockholders.

       9.5 BOARD OF SURVIVING CORPORATION. In the event Parent files a petition in bankruptcy, or is adjudicated a bankrupt, or if a petition in bankruptcy is filed against Parent, or if Parent becomes insolvent, or Parent makes an assignment of substantially all of its assets for the benefit of its creditors or an arrangement pursuant to any bankruptcy law, Parent shall cause its director designees, excluding the Stockholders, to resign from the board of directors of the Surviving Corporation.

       9.6    [INTENTIONALLY DELETED]

       9.7 REGISTRATION RIGHTS. The Parent shall enter into a mutually acceptable Registration Rights Agreement, a form of which is attached hereto as
EXHIBIT 9.7 which shall, among other things, grant the Stockholders, "piggyback" registration rights with respect to the Parent Common Stock issuable hereunder, for a period of 24 months after the Closing Date. Except as provided in the Registration Rights Agreement, the Company has not granted or agreed to grant any registration rights, including piggyback rights, to the Stockholders.

       9.8 LIMITATIONS OF LIABILITY. Notwithstanding anything to the contrary in this Agreement, in no event shall either Stockholder's aggregate liability pursuant to or in connection with this Agreement (whether for Damages or otherwise) exceed the aggregate value of the Parent Stock that such Stockholder actually received pursuant to this Agreement. For purposes of this paragraph only, each such share of Parent Stock shall be valued at the Applicable Conversion Price. Notwithstanding either the immediately preceding sentence or anything to the contrary contained in this Agreement, there shall be no limitation of either of the Stockholder's liabilities to the extent it arises out of fraud, intentional material omission or intentional misrepresentation by either or both Stockholders.

       9.9 SOLICITATION OF STOCKHOLDER APPROVAL. As soon as practicable after the Closing, Parent shall prepare and file a proxy statement in connection with an annual meeting of Parent's stockholders to be held on or before December 31, 1998 requesting approval of the Merger whereby the Series B Preferred Stock shall be convertible into Parent Common Stock.

       9.10 AUDITED FINANCIAL STATEMENTS. Within 60 days of the Closing, the Stockholders shall deliver to the Parent, copies of audited consolidated financial statements of the Company for the period November 16, 1997 to June 30, 1998 (the "AUDITED FINANCIAL STATEMENTS"). The Audited Financial Statements shall include a consolidated balance sheet, accounts receivable aging, statements of earnings, stockholders' equity and cash flows for the period, together with appended notes which are an integral part thereof, all of which have been audited and certified by Singer, Lewak, Greenbaum and Goldstein, certified public accountants. Parent shall be responsible for all auditors' fees and expenses for the audit required by this paragraph. All of the Audited Financial Statements, including any appended notes which are an integral part of such statements, will be prepared in conformity with GAAP applied on a consistent basis throughout the periods covered thereby, each balance sheet therein presenting fairly the consolidated financial position of the Company as at its respective date and each statement of earnings, stockholders' equity and cash flows presents fairly the consolidated results of operations, stockholders' equity and cash flows, respectively, of the Company for the period covered thereby. Notwithstanding anything to the contrary in this Agreement, if the Audited Financial Statements show that the Unaudited Financial Statements overstate any earnings, income, cash, accounts receivable or other similar items by fifteen percent (15%) or less (the "PERMITTED VARIANCE"), Parent and MergerCo hereby waive and forever release and discharge (without any further action on the part of any party), yet subject to a limitation in the event of fraud or intentional misrepresentation, any and all claims they may have against the Stockholders arising as a result of the Permitted Variance. If the difference between the Audited Financial Statements and the Unaudited Financial Statements exceeds the Permitted Variance (an "EXCESS VARIANCE"), Parent and MergerCo must commence, pursuant to SECTION 11 of this Agreement, any action against the Stockholders and/or the Company no later than six months after the date on which Parent received the Audited Financial Statements or the claims they may have had against the Stockholders and/or the Company arising directly from the Excess Variance are hereby waived and forever released and discharged without any further action necessary on the part of the Stockholders and/or the Company.

       9.11 DISSOLUTION OF MEDIAWORKS, LLC, A DELAWARE LIMITED LIABILITY COMPANY. Within 15 days of the Closing, the Stockholders shall file with the Secretary of State for the State of Delaware an amendment to the Certificate of Formation of MediaWorks, LLC changing its name to a name chosen by Parent; within 15 days of the filing of the name change, Stockholders shall file all necessary documentation to wind-up and dissolve the entity previously known as MediaWorks, LLC.

                                     ARTICLE 10.
                                     TERMINATION

       This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:

       10.1 MATERIAL BREACH. By a non-breaching party, in the event of a material breach of any representation, warranty, condition or agreement contained in this Agreement that is not cured within 10 days of the time that written notice of such breach is received by such other party from the party giving notice.

       10.2 CONSUMMATION OF MERGER. If the Merger shall not have been consummated on or before June 30, 1998; provided, in the case of a termination pursuant to this SECTION 10.2, the terminating party shall not have materially breached its obligations hereunder in any manner that shall have contributed to the failure to consummate the Merger by such date.

       10.3 DUE DILIGENCE. In the event that the Parent's due diligence investigation of the Company and its Subsidiaries conducted between the date hereof and the Closing Date, related to all aspects of the business of the Company and its Subsidiaries, is not completed to the satisfaction of Parent in its sole discretion, the Parent may elect to the terminate this Agreement by giving written notice of termination to the Company within seven (7) days of the conclusion of such due diligence investigation.

       10.4 MUTUAL CONSENT. By mutual written consent of the Parent and the Company authorized by their respective Boards of Directors.

       10.5 EFFECT OF TERMINATION. In the event of termination of this Agreement and abandonment of the Merger pursuant to this ARTICLE 10, no party hereto (or any of its Affiliates) shall have any liability or further obligation to any other party to this Agreement, except that if termination of this Agreement shall be judicially determined to have been caused by willful breach of this Agreement, then, in addition to other remedies at law or equity for breach of this Agreement, the party so found to have willfully breached this Agreement shall indemnify the other parties for their respective costs, fees and expenses of their counsel, accountants and other experts and advisors as well as fees and expenses incident to negotiation, preparation and execution of this Agreement and related documentation and their stockholders' meetings and consents.

                                     ARTICLE 11.

                              CHOICE OF LAW; ARBITRATION

       The internal laws of the State of California, United States of America, applicable to contracts entered into and wholly to be performed in California by California residents, without reference to any principles concerning conflicts of law, shall govern the validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the parties hereunder; PROVIDED, HOWEVER, that this Section and the parties' rights under this Section shall be governed by and construed in accordance with the Federal Arbitration Act, 9 U.S.C. Section 1 et. sec. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by the following procedures: Either party may send the other written notice identifying the matter in dispute and involving the procedures of this Section. Within fourteen (14) days after such written notice is given, one or more principals of each party shall meet at a mutually agreeable location in Los Angeles, California, for the purpose of determining whether they can resolve the dispute themselves by written agreement, and, if not, whether they can agree upon a third-party impartial arbitrator (the "ARBITRATOR") to whom to submit the matter in dispute for final and binding arbitration. If the parties fail to resolve the dispute by written agreement or to agree on the Arbitrator within a twenty-one (21) day period, either party may make written application to the Judicial Arbitration and Mediation Services ("JAMS"), Los Angeles, California for the appointment of a single Arbitrator to resolve the dispute by arbitration and at the request of JAMS, the parties shall meet with JAMS at its offices or confer with JAMS by telephone within ten (10) calendar days of such request to discuss the dispute and the qualifications and experience which each party respectively believes the Arbitrator should have; provided, however, the selection of the Arbitrator shall be the exclusive decision of JAMS and shall be made within thirty (30) days of the written application to JAMS. Within 30 days of the selection of the Arbitrator, the parties shall meet in Los Angeles, California with such Arbitrator at a place and time designated by the Arbitrator after consultation with the parties and present their respective positions on the dispute. Each party shall have no longer than one day to present its position, the entire proceeding before the Arbitrator shall be on no more than three consecutive days, and the award shall be made in writing no more than 30 days following the end of the proceeding. Such award shall be a final and binding determination of the dispute and shall be fully enforceable as an arbitration award in any court having jurisdiction and venue over the parties. The prevailing party (as determined by the Arbitrator) shall in addition be awarded by the Arbitrator such party's own attorneys' fees and expenses in connection with such proceeding. The non-prevailing party (as determined by the Arbitrator,) shall pay the Arbitrator's fees and expenses.

                                     ARTICLE 12.
                               MISCELLANEOUS PROVISIONS

       12.1 NOTICES. All notices, demands or other communications hereunder shall be in writing and shall be deemed to have been duly given if (i) delivered in person, on the date actually given, (ii) by United States mail, certified or registered, with return receipt requested, on the date which is two business days after the date of mailing, or (iii) if sent by telex or facsimile transmission, with a copy mailed on the same day in the manner provided in (i) above, on the date transmitted provided receipt is confirmed:

              12.1.1 if to the Parent or MergerCo to:

                     The Producers Entertainment Group Ltd.
                     5757 Wilshire Boulevard, Penthouse
                     Los Angeles, California 90036
                     Attention: Irwin Meyer
                     Telecopy No.: (213) 634-8635

                     With copies to:

                     Troop Meisinger Steuber & Pasich, LLP
                     10940 Wilshire Boulevard, Suite 800
                     Los Angeles, California 90024
                     Attention: C. N. Franklin Reddick III, Esq.
                     Telecopy No.: (310) 443-8512

              12.1.2 if to the Company or the Stockholders to:

                     MWI Distribution, Inc.
                     1219 Morningside Drive
                     Los Angeles, California 90266
                     Attention: Chief Executive Officer
                     Telecopy No.: (310) 546-9337

                     With copies to:

                     Michael Wolf
                     Wolf, Rifkin & Shapiro
                     11400 West Olympic Boulevard, 9th Floor
                     Los Angeles, CA 90004
                     Telecopy No.: (310) 479-1422

       12.2 SEVERABILITY. Should any Section or any part of a Section within this Agreement be rendered void, invalid or unenforceable by any court of law for any reason, such invalidity or unenforceability shall not void or render invalid or unenforceable any other Section or part of a Section in this Agreement.

       12.3 EXHIBITS AND SCHEDULES. Each Exhibit and Schedule delivered pursuant to the terms of this Agreement, each document, instrument and certificate delivered by the parties in connection with the transactions contemplated hereby and each Ancillary Agreement constitutes an integral part of this Agreement.

       12.4 HEADINGS. Section headings and subheadings used in this Agreement are for convenience only and shall not affect the meaning or construction of this Agreement.

       12.5 NO ADVERSE CONSTRUCTION. The rule that a contract is to be construed against the party drafting the contract is hereby waived, and shall have no applicability in construing this Agreement, any other document delivered at the Closing or any provisions hereof or thereof.

       12.6 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

       12.7 COSTS AND ATTORNEYS' FEES. In the event that any action, suit, or other proceeding is instituted concerning or arising out of this Agreement or any of the Ancillary Agreements the prevailing party shall recover all of such party's costs, and reasonable attorneys' fees incurred in each and every such action, suit, or other proceeding, including any and all appeals or petitions therefrom.

       12.8 SUCCESSORS AND ASSIGNS. All rights, covenants and agreements of the parties contained in this Agreement shall, except as otherwise provided herein, be binding upon and inure to the benefit of their respective successors and assigns.

       12.9 AMENDMENT. This Agreement may be amended at any time by the mutual written agreement of the Parent, the Company and MergerCo, but no amendment shall be made which materially changes the rights, obligations or liabilities of any Stockholder hereunder without his written agreement thereto.

       12.10 WAIVER. At any time prior to the Effective Time, the Parent, the Company and MergerCo may:

              12.10.1 Extend the time for the performance of any of the obligations or other acts of the parties hereto.

              12.10.2 Waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto.

              12.10.3 Waive compliance with any of the agreements or conditions contained herein.

Any agreement on the part of the Parent, the Company or MergerCo to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by or on behalf of such party, and no such agreement which materially changes the rights, obligations or liabilities of any Principal Stockholder hereunder shall be binding upon him without his written agreement thereto.

       12.11 ENTIRE AGREEMENT. This Agreement, the attached Exhibits and Schedules, the other schedules referred to in this Agreement, and the Ancillary Agreements contain the entire understanding of the parties and there are no further or other agreements or understandings, written or oral, in effect between the parties relating to the subject matter hereof unless expressly referred to herein. Nothing in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto any rights or remedies under or by way of this Agreement; PROVIDED, HOWEVER, that the Indemnified Parties shall be entitled to the benefits of ARTICLE 9.

       12.12 DISCLOSURE SCHEDULE. Matters reflected on the Disclosure Schedule are not necessarily limited to matters required by this Agreement to be reflected on the Disclosure Schedule. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature provided that the representations and warranties of the party or parties making a particular disclosure shall in all respects be subject to such disclosure. Matters disclosed by the Company and the Stockholders pursuant to any particular section of or schedule to this Agreement (or any section of the Disclosure Schedule) shall be deemed to be disclosed with respect to all sections of this Agreement (and all sections of the Disclosure Schedule) to the extent this Agreement requires such disclosure. Capitalized terms used in the Disclosure Schedule not otherwise defined therein shall have the respective meanings assigned to such terms in this Agreement.

       12.13 OBLIGATIONS OF THE PARENT. Whenever this Agreement requires MergerCo to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause MergerCo to take such action.

              IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.


                                   THE PRODUCERS ENTERTAINMENT GROUP LTD.
                                   A DELAWARE CORPORATION



                                   By:    /s/ IRWIN MEYER
                                          ------------------------------------
                                          Name:      Irwin Meyer
                                          Title:     Chief Executive Officer



                                   TPEG MERGER COMPANY,
                                   A CALIFORNIA CORPORATION



                                   By:    /s/ IRWIN MEYER
                                          ------------------------------------
                                          Name:      Irwin Meyer
                                          Title:     President



                                   By:    /s/ ARTHUR BERNSTEIN
                                          ------------------------------------
                                          Name:      Arthur Bernstein
                                          Title:     Secretary

                                   MWI DISTRIBUTION, INC.
                                   A CALIFORNIA CORPORATION



                                   By:    /s/ CRAIG SUSSMAN
                                          ------------------------------------
                                          Name:      Craig Sussman
                                          Title:     President




                                   By:    /s/ TOM DANIELS
                                          ------------------------------------
                                          Name:      Tom Daniels
                                          Title:     Chief Financial Officer



                                   TOM DANIELS ("STOCKHOLDER")


                                   By:    /s/ TOM DANIELS
                                          ------------------------------------



                                   CRAIG SUSSMAN ("STOCKHOLDER")


                                   By:    /s/ CRAIG SUSSMAN
                                          ------------------------------------

                            LIST OF EXHIBITS AND SCHEDULES

NO.    EXHIBIT/SCHEDULE NAME
---    ----------------------
1.23   Company's Net Distribution Fees Receivable Contracts

1.27   Company's Pending Projects

1.28   Pending Projects Value

1.30   Pre-Tax Net Income

1.33   Certificate of Designations of the Series B Convertible Preferred Stock

2.3    Agreement of Merger

2.4.1  MergerCo Articles of Incorporation

2.4.2  MergerCo Bylaws

4      Company's Disclosure Schedule (with related sections)

4.6    Unaudited Financial Statements

4.7    Liabilities

4.11   Company's Material Contracts

4.26   Allocation Among Stockholders

6.6    Press Release

7.7    Escrow Instructions

7.8    Investment Letter

7.9    Employment Agreements

8.1    Opinion of Wolf, Rifkin & Shapiro and related Officers' Certificate

8.11   Company's Affiliate's Letter

9.3    Business Plan

9.7    Form of Registration Rights Agreement